UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

SCHEDULE 14A

_____________________________________

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Marchex, Inc.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Marchex, Inc.

1448 NW Market St, Suite 500

Seattle, Washington 98107

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders of Marchex, Inc.:

On behalf of the Board of Directors (the “Board”) of Marchex, Inc. (the “Company”), you are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) to be held at DLA Piper LLP (US), 701 Fifth Avenue, Suite 6900, Seattle, Washington 98104, on July 1, 2026, at 10:00 AM, Pacific Time.

Information Concerning Solicitation and Voting

The Board is soliciting proxies for the Special Meeting to be held on July 1, 2026. The accompanying proxy statement (the “Proxy Statement”) contains information for you to consider when deciding how to vote on the matters brought before the Special Meeting.

Voting materials, which include the Proxy Statement and the Proxy Card, are being mailed to stockholders on or about June 5, 2026. The executive office of our Company is located at 1448 NW Market St, Suite 500, Seattle, Washington 98107.

As previously announced, on May 8, 2026, the Company (the “Buyer”) and the stockholders (each a “Seller”, and collectively, the “Sellers”) of Archenia, Inc. (“Archenia” or the “Business”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which, and upon the terms and subject to the conditions thereof, the Buyer agreed to acquire from the Sellers, and the Sellers agreed to sell to us, 100% of the outstanding shares of capital stock of Archenia (together with all transactions contemplated by the Stock Purchase Agreement and all ancillary documents contemplated thereby, the “Transaction”).

We are seeking stockholder approval regarding the purchase of the Business because the Sellers include Russell C. Horowitz, our Chairman, and Michael Arends, our Vice Chairman. We formed a special committee of the Board comprised solely of independent directors of the Company (the “Special Committee”), to negotiate and consider the Transaction. The Special Committee, along with the full Board, in conjunction with the Sellers, believe it is appropriate to seek stockholder approval, and strongly desire the input of the Company’s stockholders, given the extent of the consideration payable by the Company to the Sellers in the purchase of the Business. In addition, Nasdaq Listing Rule 5635(a)(2) requires shareholder approval prior to the issuance of securities in connection with the acquisition of the stock of another company if any director, officer or substantial shareholder of the listed company has a 5% or greater interest in the company or assets to be acquired or in the consideration to be paid, and the potential issuance of common stock could result in an increase in outstanding common stock or voting power of 5% or more. It is possible that stock issued pursuant to the Transaction may exceed 5% of the Company’s outstanding shares, as described below.

As consideration for the Business, the Buyer has agreed to pay the Sellers (a) an aggregate of $10 million in convertible promissory notes to be issued to the Sellers (the “Notes”), with interest at 6%, payable in three equal tranches on the 12-, 18-, and 24-month anniversaries of the closing date of the Transaction (the “Closing Date”), where principal and interest under the Notes are convertible in whole or in part into shares of the Company’s Class B common stock at a $1.80 price per share and (b) for each of the first and second 12-month periods following the Closing Date, to the extent (1) Archenia’s revenue or Adjusted EBITDA (as defined in the Stock Purchase Agreement) exceed such amounts for the 12-month period prior to the Closing Date, and (2) Archenia achieves certain specified integration or customer retention targets, the Company will issue to the Sellers an aggregate of 2 million shares of its Class B common stock for each such period (the “Earn-out Consideration,” and together with the Notes, the “Purchase Price”). Messrs. Horowitz and Arends will remain in their current positions with the Company with no change in their roles or duties, and the Company will control all matters, including the leadership, of Archenia following the closing of the Transaction.

At the Special Meeting, stockholders will be asked to:

1.      Approve the Transaction, the Stock Purchase Agreement and the other transactions and ancillary documents contemplated by the Stock Purchase Agreement (the “Related Agreements”) (the “Stock Purchase Proposal”);

2.      Approve a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Stock Purchase Proposal (the “Adjournment Proposal”); and

3.      Transact such other business that may properly come before the meeting.

Stockholders are referred to the Proxy Statement for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board, in reliance on the recommendation from the Special Committee, has unanimously determined that the Transaction, the Stock Purchase Agreement and the Related Agreements are fair, advisable to and in the best interests of the Company and its stockholders and recommends that you vote:

•        “FOR” the Stock Purchase Proposal (Proposal One);

•        “FOR” the Adjournment Proposal (Proposal Two); and

•        in the proxy holder’s best judgment as to any other matters that may properly come before the Special Meeting.

All stockholders are invited to attend the Special Meeting. The close of business on May 22, 2026 is the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting. Consequently, only stockholders whose names appear on our books as owning our Class A common stock and Class B common stock at the close of business on May 22, 2026 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to attend the Special Meeting or any adjournment or postponement of the Special Meeting, we request that you vote by telephone or Internet, or promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope.

If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Special Meeting through your broker, bank or other nominee, please vote or complete and return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to participate in the Special Meeting and submit your vote. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.

The Proxy Statement contains important information concerning the Special Meeting, the Transaction, the Stock Purchase Agreement and the Related Agreements, including information as to how to cast your vote. We encourage you to read the Proxy Statement, the Stock Purchase Agreement and the other annex to the Proxy Statement carefully and in their entirety.

The Stock Purchase Proposal must be approved by both (a) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends. Therefore, if you do not vote by proxy, attend and vote at the Special Meeting or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Stock Purchase Proposal.

Your vote is important. Please complete, sign, date and promptly return the proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the Special Meeting. Returning a proxy card will not deprive you of your right to attend the Special Meeting and vote your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JULY 1, 2026:

THIS NOTICE OF SPECIAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.investorvote.com/MCHX.

By order of the Board of Directors
Dated: June 5, 2026	/s/ Francis Feeney
Francis Feeney
Seattle, Washington	Chief Operating Officer, Chief Legal Officer, and Corporate Secretary

PROXY STATEMENT

Special Meeting of Stockholders

This proxy statement (this “Proxy Statement”) is being provided to solicit proxies on behalf of the Board of Directors of Marchex, Inc. for use at the Special Meeting of Stockholders to be held on July 1, 2026, at 10:00 AM Pacific Time, and at any adjournment or postponement thereof.

All references in this Proxy Statement to:

•        “Marchex,” the “Company,” “Buyer,” “we,” “us,” or “our” refer to Marchex, Inc.;

•        “Sellers” refers to stockholders of Archenia, Inc.;

•        the “Stock Purchase Agreement” refers to the Stock Purchase Agreement, dated as of May 8, 2026, by and between the Company and Sellers;

•        the “Transaction” refers to the purchase of the Business, as contemplated by the Stock Purchase Agreement, together with the Related Agreements and the other transactions contemplated thereby;

•        the “Business” refers to Archenia, Inc., including all of its assets, obligations and operations; and

•        the “Related Agreements” refers to the Form of Convertible Promissory Note, which is an exhibit to the Stock Purchase Agreement.

Capitalized terms used but not defined elsewhere in this Proxy Statement shall have the meanings set forth in the Stock Purchase Agreement.

Neither the Securities and Exchange Commission nor any other regulatory agency has approved or disapproved of the Transaction, passed upon the merits or fairness of the Transaction, or passed upon the adequacy or accuracy of this Proxy Statement. Any representation to the contrary is a criminal offense.

The Proxy Statement is dated and is first being mailed to stockholders on or about June 5, 2026.

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SUMMARY TERM SHEET

This summary highlights selected information contained elsewhere in this Proxy Statement and may not contain all the information that is important to you with respect to the Transaction, the Stock Purchase Agreement, the Related Agreements and the other matters being considered at the Special Meeting of the Company’s stockholders to which this Proxy Statement relates. We urge you to read carefully the remainder of this Proxy Statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company, see the section entitled “Where You Can Find More Information” beginning on page 47. We have included page references in this summary to direct you to a more complete description of the topics presented below.

Information about the Parties (see page 20)

The Company

We are a conversation intelligence company that harnesses the power of artificial intelligence (“AI”) and conversation intelligence to provide actionable insights derived from prescriptive vertical market data analytics. We enable organizations across business functions to optimize customer acquisitions and experiences, transforming conversations into meaningful business outcomes. We provide AI-powered conversation intelligence solutions for market-leading companies in leading business-to-business-to-consumer (“B2B2C”) vertical markets, including many of the world’s most innovative and successful brands.

We were incorporated in 2003 under the laws of the State of Delaware. Our executive office is located at 1448 NW Market St, Suite 500, Seattle, Washington 98107. Our telephone number is (206) 331-3300. Our website is www.marchex.com. The information contained on our website is not incorporated into this Proxy Statement.

Our Class B common stock is listed on The NASDAQ Global Select Market (“Nasdaq”) under the ticker symbol “MCHX.”

Archenia

Archenia is a performance-based marketing technology company focused on customer qualification and acquisition. Archenia transforms consumer intent into AI-verified, outcome-based results by leveraging AI, natural-language analytics, and automated decisioning to identify and deliver high-intent consumer interactions to advertisers. Archenia was incorporated in 2020 under the laws of the State of Delaware.

The Stock Purchase Agreement (see page 38 and Annex A)

On May 8, 2026, we entered into the Stock Purchase Agreement with Sellers pursuant to which we have agreed to acquire from the Sellers, and the Sellers agreed to sell to us, 100% of the outstanding shares of capital stock of Archenia, subject to certain conditions, including the approval of the Transaction by stockholders at the Special Meeting representing (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (the approval in clause (b), the “Majority of the Minority Vote,” and together with the approval in clause (a), “Stockholder Approval”). We are seeking the Majority of the Minority Vote because a special committee (the “Special Committee”) of our board of directors (the “Board”) comprised solely of independent directors, in conjunction with the Sellers, determined that doing so was appropriate given that Messrs. Horowitz and Arends are Sellers.

A copy of the Stock Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Stock Purchase Agreement carefully and in its entirety.

The Company’s Business Following the Transaction (see page 36)

Following the Transaction, we plan to integrate the Business into our business and operate the combined business as an AI-driven conversation intelligence and performance-based customer qualification and acquisition company. We expect the combined company to continue to provide the Company’s existing AI-powered conversation intelligence solutions, while adding Archenia’s performance-based customer qualification and acquisition capabilities.

For further information regarding our platform, including our Analytics and Solutions Products, see “Proposal One: Stock Purchase Proposal — The Company’s Business Following the Transaction.”

Consideration for the Transaction (see page 20)

As consideration for the purchase of the Business, we have agreed to pay the Sellers (a) an aggregate of $10 million in convertible promissory notes to be issued to the Sellers (the “Notes”), with interest at 6%, payable in three equal tranches on the 12-, 18-, and 24-month anniversaries of the closing date of the Transaction (the “Closing Date”), where principal and interest under the Notes are convertible in whole or in part into shares of the Company’s Class B common stock at a $1.80 price per share and (b) for each of the first and second 12-month periods following the Closing Date, to the extent (1) Archenia’s revenue or Adjusted EBITDA (as defined in the Stock Purchase Agreement) exceed such amounts for the 12-month period prior to the Closing Date, and (2) Archenia achieves certain specified integration or customer retention targets, the Company will issue to the Sellers an aggregate of 2 million shares of its Class B common stock for each such period (the “Earn-out Consideration,” and together with the Notes, the “Purchase Price”).

Special Meeting (see page 16)

Date, Time and Place

The Board is soliciting proxies for the Special Meeting to be held on Wednesday, July 1, 2026, at 10:00 AM Pacific Time at DLA Piper LLP (US), 701 Fifth Avenue, Suite 6900, Seattle, Washington 98104.

Purpose

At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•        a proposal to approve the Transaction, the Stock Purchase Agreement and the Related Agreements (the “Stock Purchase Proposal”);

•        a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Stock Purchase Proposal (the “Adjournment Proposal”); and

•        transact such other business that may properly come before the meeting.

Obtaining Stockholder Approval is a condition for the Transaction to occur. If the Company does not obtain Stockholder Approval, the Transaction will not occur.

Stockholders Entitled to Notice and to Vote

Only holders of record of our Class A common stock and Class B common stock, at the close of business on May 22, 2026 (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 4,660,927 shares of Class A common stock and 39,660,339 shares of Class B common stock were issued and outstanding. Each share of Class A common stock is entitled to twenty-five (25) votes at the Special Meeting and each share of Class B common stock is entitled to one (1) vote at the Special Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters that come before the Special Meeting; accordingly, throughout this proxy statement we refer generally to our outstanding Class A common stock and Class B common stock together as our “Common Stock.”

Quorum

Stockholders may not take action at the Special Meeting unless there is a quorum present at the meeting. The presence at the Special Meeting, in person or represented by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card or (for beneficial owners) voting information form. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

Distinction between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party.

Beneficial Owner.    If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Special Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares while participating in the Special Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares while participating in Special Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Required Vote

For Proposal One, the approval of the Stock Purchase Proposal requires the affirmative vote of (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (the “Majority of the Minority Vote”) as of the close of business on the Record Date present or represented by proxy.

For Proposal Two, regardless of whether a quorum is present at the Special Meeting, the affirmative vote of a majority of the voting power cast by stockholders present or represented by proxy at the Special Meeting constitutes approval.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Special Meeting but are not counted as a vote in favor of or against a particular matter.

Voting

Your vote is very important to us and we hope that you will attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.

Stockholders of Record

•        By Proxy via the Internet.    Registered stockholders can vote your shares via the Internet at www.investorvote.com/MCHX. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting by proxy for registered stockholders is available up until 11:59 PM, Pacific Time, on June 30, 2026. The Internet proxy voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote by proxy via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares by proxy via the Internet even if you plan to attend the Special Meeting.

•        By Telephone.    Registered stockholders also may vote by telephone calling 1-800-652-8683 (toll-free) and using any touch-tone telephone to transmit their votes up to 11:59 PM, Pacific Time, on June 30, 2026. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

•        By Mail.    Registered stockholders may vote your shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described above because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

•        Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

Beneficial Owners

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If your shares are held of record in the name of your bank, broker or other nominee and you would like to submit a vote during your participation in the Special Meeting, you must register in advance to attend the Special Meeting. You also must submit proof of your proxy power (legal proxy) from your bank, broker or other nominee reflecting your Marchex holdings along with your name and email address to Computershare by email at the email address legalproxy@computershare.com. Requests for registration must be labeled “Legal Proxy” and be received no later than 11:59 PM, Pacific Time, on June 30, 2026. You will receive a confirmation email from Computershare of your registration.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and provide a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendation of the Board (in reliance on the recommendation from the Special Committee) set forth below.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Special Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Special Meeting.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Special Meeting, and we have engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Georgeson LLC an estimated fee of $15,000, plus reimbursement of reasonable out of pocket expenses. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

Recommendation of Our Board (see page 16)

After careful consideration, our Board (in reliance on the recommendation from the Special Committee) unanimously recommends that you vote:

•        Proposal One — FOR the Stock Purchase Proposal; and

•        Proposal Two — FOR the Adjournment Proposal.

In reaching its decision to approve the Transaction, the Stock Purchase Agreement and the Related Agreements and to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Stock Purchase Agreement and the Related Agreements. These factors included, among others, the Board’s fiduciary duties to the Company’s stockholders, the terms of the Stock Purchase Agreement and the Related Agreements, including, among others, the consideration proposed to be paid by the Company, the tax treatment, the Sellers’ indemnification obligations and the conditions on the parties’ obligations to consummate the Transaction, the potential impact of the Transaction on the Company’s employees and customers, the risks involved with the Transaction, including the potential non-consummation of the Transaction, the Special Committee’s unanimous approval of the Transaction, the value of the consideration to be paid, and the financial analysis and fairness opinion of the financial advisor retained by the Special Committee summarized under “Opinion of the Financial Advisor to the Company.” For more information on these factors, other factors considered, and the Special Committee process, see “Proposal One: Stock Purchase Proposal — Reasons for the Transaction and Recommendation of Our Board.”

Opinion of the Financial Advisor to the Company (see page 27)

On May 8, 2026, Craig-Hallum Capital Group, LLC (“Craig-Hallum”) rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Craig-Hallum’s written opinion addressed to the Board dated the same date) as to, as of May 8, 2026, the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in the Transaction pursuant to the Stock Purchase Agreement in exchange for the Business.

Craig-Hallum’s opinion was directed to the Special Committee and the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in exchange for the Business and did not address any other aspect or implication of the Transaction, any Related Agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Craig-Hallum’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Proxy Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Craig-Hallum in connection with the preparation of its opinion. However, neither Craig-Hallum’s written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be, and they do not constitute, a recommendation to the Board, any security holder of the Company or any other person as to how such person should vote or act with respect to any matter relating to the Transaction or otherwise.

Expected Timing of the Transaction (see page 37)

We expect to complete the Transaction promptly following the Special Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, the Transaction may not be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Sellers, could result in the Transaction being delayed or not occurring at all.

Covenants (see page 39)

Pursuant to the Stock Purchase Agreement, the Company has agreed to certain covenants with respect to, among other things, the following:

•        restrictions on the Sellers’ solicitation of alternative transactions;

•        confidentiality and public announcements;

•        efforts to obtain required third-party consents;

•        preparation of this Proxy Statement and solicitation of stockholder approval; and

•        post-closing registration rights with respect to shares issuable upon conversion of the Notes and any shares issued as Earn-out Consideration.

Closing Conditions (see page 40)

The completion of the Transaction is dependent upon the satisfaction of a number of conditions, including:

•        the parties shall have performed in all material respects all covenants and agreements required to be performed by each of them at or prior to the closing;

•        receipt of Stockholder Approval, including the Majority of the Minority Approval;

•        receipt of the written consents (or waivers with respect thereto) as described in Schedule 3.04 of the Disclosure Schedule of the Stock Purchase Agreement;

•        delivery of the various Related Agreements; and

•        no occurrence of any Material Adverse Effect, which generally means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

Indemnification (see page 40)

Under certain circumstances specified in the Stock Purchase Agreement, the Sellers have agreed to indemnify the Company and its Affiliates (including Archenia) and their respective Representatives for certain losses arising out of breaches of the Sellers’ representations, warranties, covenants, agreements or obligations, subject to the limitations set forth in the Stock Purchase Agreement.

Termination of the Stock Purchase Agreement (see page 40)

The Stock Purchase Agreement may be terminated:

•        in writing by mutual consent of the Sellers and Buyer;

•        by either the Seller Representative or Buyer if the Transaction has not been consummated on or before September 30, 2026, subject to the limitations set forth in the Stock Purchase Agreement; or

•        by written notice from Buyer to Seller or Sellers to Buyer, in the event of such other party’s material failure to perform or uncured material breach of the Stock Purchase Agreement.

In the event of termination, the Stock Purchase Agreement will become void and there shall be no liability on the party of any party thereto (with certain limited exceptions).

No Appraisal or Dissenters’ Rights (see page 33)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws, each as amended to date, in connection with the Transaction.

Risk Factors (see page 12)

In evaluating the Stock Purchase Proposal, in addition to the other information provided elsewhere in this Proxy Statement and the annexes hereto, you should carefully consider the risk factors relating to the Transaction and our future operations, as well as the risk factors contained in the other filings the Company makes from time to time with the Securities and Exchange Commission (the “SEC”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Special Meeting, the Stock Purchase Agreement and the Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this Proxy Statement and the annexes to this Proxy Statement, each of which you should read carefully.

WHAT IS A PROXY?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker, bank or other nominee in order to vote your shares during your participation in the Special Meeting.

WHAT IS A PROXY STATEMENT?

A proxy statement is a document that regulations of the SEC require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.

WHO IS SOLICITING YOUR VOTE?

The Board is soliciting your vote for the Special Meeting being held on July 1, 2026, at 10:00 AM Pacific Time.

WHAT WILL YOU BE VOTING ON?

At the Special Meeting, the Company’s stockholders will consider: (1) approval of the Transaction, the Stock Purchase Agreement and the Related Agreements; (2) approval of a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Stock Purchase Proposal; and (3) any other matters which may properly come before the meeting.

WHAT IS THE STOCK PURCHASE PROPOSAL (PROPOSAL ONE)?

The Stock Purchase Proposal is a proposal to purchase the Business from the Sellers pursuant to the terms, and subject to certain conditions, of the Stock Purchase Agreement. Following the closing of the Transaction, the Company will continue to operate as an AI-powered conversation intelligence company, enhanced by Archenia’s performance-based customer qualification and acquisition capabilities.

WILL OUR CLASS B COMMON STOCK STILL BE PUBLICLY TRADED IF THE TRANSACTION IS COMPLETED?

Yes. Our Class B common stock is currently traded on Nasdaq under the ticker symbol “MCHX,” which we do not expect to change following the completion of the Transaction. It is not possible to predict the trading price of our Class B common stock following the closing of the Transaction. Accordingly, you may find it more difficult to dispose of your shares of Class B common stock, and you may not be able to sell some or all of your shares of Class B common stock when you desire. See “Risk Factors” for a further discussion of some of these risks.

DID THE SPECIAL COMMITTEE AND THE BOARD APPROVE THE TRANSACTION, STOCK PURCHASE AGREEMENT AND THE RELATED AGREEMENTS?

Yes. The Special Committee and the full Board (a) determined that the Transaction, the Stock Purchase Agreement, the Related Agreements and the other transactions contemplated thereby are fair, advisable to and in the best interests of the Company and its stockholders, and (b) approved the execution and delivery of the Stock Purchase Agreement, the Related Agreements and such other agreements necessary or appropriate to consummate the Transaction. The full Board has recommended that the Company’s stockholders approve the Transaction, the Stock Purchase Agreement and the Related Agreements.

WHY DID THE SPECIAL COMMITTEE AND THE BOARD APPROVE THE TRANSACTION?

In reaching its decision to approve the Transaction, the Stock Purchase Agreement and the Related Agreements and to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Stock Purchase Agreement and the Related Agreements. These factors included, among others, the Board’s fiduciary duties to the Company’s stockholders, the terms of the Stock Purchase Agreement and the Related Agreements, including, among others, the consideration proposed to be paid by the Company, the tax treatment, the Sellers’ indemnification obligations and the conditions on the parties’ obligations to consummate the Transaction, the potential impact of the Transaction on the Company’s employees and customers, the risks involved with the Transaction, including the potential non-consummation of the Transaction, the Special Committee’s unanimous approval of the Transaction, the value of the consideration to be paid, and the financial analysis and fairness opinion of the financial advisor retained by the Special Committee summarized under “Opinion of the Financial Advisor to the Company.” For more information on these factors, other factors considered, and the Special Committee process, see “Proposal One: Stock Purchase Proposal — Reasons for the Transaction and Recommendation of Our Board.”

WHAT HAPPENS IF THE STOCK PURCHASE PROPOSAL (PROPOSAL ONE) IS NOT APPROVED?

If stockholders do not approve the Stock Purchase Proposal, the Transaction will not occur. Instead, the Sellers will continue to own and operate Archenia, and the Company will not acquire the Business.

IF THE STOCK PURCHASE PROPOSAL (PROPOSAL ONE) IS APPROVED, WHEN WILL THE TRANSACTION CLOSE?

We currently anticipate that the Transaction will close promptly after the Special Meeting if the Stock Purchase Proposal is approved, subject to the satisfaction or waiver of the closing conditions discussed elsewhere in this Proxy Statement.

WHAT IS THE ADJOURNMENT PROPOSAL (PROPOSAL TWO)?

The Adjournment Proposal is a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the Stock Purchase Proposal.

WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW I SHOULD VOTE MY SHARES?

The Board (in reliance on the recommendation from the Special Committee) unanimously recommends that you vote your shares as follows:

•        Proposal One — FOR the Stock Purchase Proposal; and

•        Proposal Two — FOR the Adjournment Proposal.

WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date to determine the stockholders entitled to notice of and to vote at the Special Meeting is the close of business on May 22, 2026. The Record Date was established by the Board as required by Delaware law. On the Record Date, 4,660,927 shares of Class A common stock and 39,660,339 shares of Class B common stock were issued and outstanding.

HOW MANY VOTES DO STOCKHOLDERS HAVE?

Each share of Class A common stock is entitled to twenty-five (25) votes at the Special Meeting and each share of Class B common stock is entitled to one (1) vote at the Special Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters that come before the Special Meeting. There is no cumulative voting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

The presence at the Special Meeting, in person or represented by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares.

HOW MAY I VOTE MY SHARES?

You can vote either during the Special Meeting or by proxy without attending the Special Meeting. We urge you to vote by proxy even if you plan to attend the Special Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

A registered stockholder of record may vote by granting a proxy. If you hold shares in street name, you may submit voting instructions to your broker or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail. Please refer to the summary instructions included with proxy materials and on your proxy card. For shares held in street name, the voting instruction card will be included in the materials forwarded by the broker or nominee. If you have telephone or Internet access, you may submit your proxy by following the instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included in the materials forwarded by your stockbroker or nominee and mailing it in the enclosed, postage paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

WHAT IF I DO NOT SPECIFY HOW I WANT MY SHARES VOTED?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•        Proposal One — FOR the Stock Purchase Proposal; and

•        Proposal Two — FOR the Adjournment Proposal.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee may be able to vote those shares.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•        For Proposal One, the approval of the Stock Purchase Proposal requires the affirmative vote of (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (the “Majority of the Minority Vote”), as of the close of business on the Record Date present or represented by proxy. Stockholders may vote “for”, “against” or “abstain” for the Stock Purchase Proposal. If you “abstain” from voting on the Stock Purchase Proposal, your abstention will have the same effect as a vote “against” the Stock Purchase Proposal.

•        For Proposal Two, regardless of whether a quorum is present at the Special Meeting, the affirmative vote of a majority of the voting power cast by stockholders present or represented by proxy at the Special Meeting constitutes approval.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date is present at the Special Meeting or represented by proxy. On the Record Date, 4,660,927 shares of Class A common stock and 39,660,339 shares of Class B common stock were issued and outstanding. Thus, 78,091,758 votes must be present or represented by proxy at the Special Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee). Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of Common Stock present or represented by proxy may adjourn the Special Meeting to another date.

CAN I CHANGE MY VOTE?

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Special Meeting by delivering to the Secretary of Marchex, Inc. a written notice of revocation or a duly executed proxy bearing a later date. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Special Meeting. Your presence at the Special Meeting does not revoke your proxy. Your last vote, prior to or at the Special Meeting, is the vote that will be counted.

WHAT IF I VOTE “ABSTAIN”?

A vote to “abstain” on any matter indicates that your shares will not be voted for such matter and will have the effect of a vote against the proposal. Abstentions are considered as being present for quorum purposes.

IF I HOLD SHARES THROUGH A BROKER OR OTHER NOMINEE, CAN MY SHARES BE VOTED IF I DO NOT INSTRUCT MY BROKER OR OTHER NOMINEE OR MAKE ARRANGEMENTS TO ATTEND THE SPECIAL MEETING?

No. If you hold your shares through a broker or other nominee, you must instruct it how to vote those shares at the Special Meeting, or else make arrangements to with your broker or other nominee to attend the Special Meeting. A “broker non-vote” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes count for quorum purposes but not for voting purposes. If you have neither instructed your broker or other nominee, nor made arrangements with your broker or other nominee to participate in the Special Meeting and vote your shares, your shares will not be voted.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is actually voted.

WHAT IS HOUSEHOLDING OF SPECIAL MEETING MATERIALS?

The SEC permits companies to send a single copy of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses.

We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of our fiscal 2025 Annual Report or this proxy statement. The broker will arrange for delivery of separate copies of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

You may receive more than one set of voting materials, including multiple copies of the Notice of Special Meeting or this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.

DO STOCKHOLDERS HAVE DISSENTER’S RIGHTS?

Stockholders do not have dissenter’s rights with respect to any of the proposals being voted on.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO U.S. STOCKHOLDERS?

The Transaction is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transaction. See “Proposal One: Stock Purchase Proposal — Material U.S. Federal Income Tax Consequences.”

WHAT ARE THE SOLICITATION EXPENSES AND WHO PAYS THE COST OF THIS PROXY SOLICITATION?

We pay the cost of soliciting proxies for the Special Meeting, and we have engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Georgeson LLC an estimated fee of $15,000, plus reimbursement of reasonable out of pocket expenses. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

WHERE CAN I FIND VOTING RESULTS?

The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the Special Meeting.

WHO CAN HELP ANSWER MY QUESTIONS?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to herein. If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Computershare. Stockholders may call Computershare toll-free at 1-800-652-8683.

RISK FACTORS

Risks Related to the Transaction

The announcement and pendency of the Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Transaction, whether or not consummated, may adversely affect the trading price of our Class B common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the Transaction, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters during the pendency of the Transaction. It is also possible that customers or other important counterparties of Archenia terminate their relationship with Archenia during this period, which may result in our acquiring a Business with less value than we anticipate.

We cannot be sure if or when the Transaction will be completed.

The closing of the Transaction is subject to the satisfaction or waiver of various conditions, including Stockholder Approval. The closing conditions set forth in the Stock Purchase Agreement may not be satisfied. If we are unable to satisfy the closing conditions in Sellers’ favor or if other mutual closing conditions are not satisfied, Sellers will not be obligated to complete the Transaction. In the event that the Transaction is not completed, the announcement of the termination of the Stock Purchase Agreement may adversely affect the trading price of our Class B common stock, our business and operations or our relationships with customers, suppliers and employees. Any delay in completing the Transaction may significantly reduce the benefits that the Company expects to achieve if it successfully completes the Transaction within the expected timeframe.

We will incur significant expenses in connection with the Transaction, regardless of whether the Transaction is completed.

We expect to incur significant expenses related to the Transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Transaction is completed.

The opinion obtained by the Company from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the Stock Purchase Agreement.

On May 8, 2026, Craig-Hallum rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Craig-Hallum’s written opinion addressed to the Board dated the same date) as to, as of May 8, 2026, the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be received by Buyer in the Transaction pursuant to the Stock Purchase Agreement in exchange for the Business.

Although the Company believes there have been no material changes in the matters and conditions considered by Craig-Hallum in rendering its fairness opinion and no material changes are anticipated to occur prior to the Special Meeting, changes in the operations and prospects of the Company, general market and economic conditions and other factors that may be beyond the control of the Company, and on which the opinion was based, may alter the value of assets by the time the Transaction is completed. The opinion rendered by Craig-Hallum does not speak to the time when the Transaction will be completed. For a more complete description of the opinion rendered by Craig-Hallum, see “Opinion of the Financial Advisor to the Company” and the full text of the opinion contained in Annex B to this Proxy Statement.

Our Chairman and Vice Chairman may have interests in the Transaction other than, or in addition to, the interests of our stockholders generally.

Our Chairman and certain executive officers may have interests in the Transaction that are different from, or are in addition to, the interests of our stockholders generally. The Company entered into the Stock Purchase Agreement with the Sellers, who include Russell C. Horowitz, our Chairman, and Michael Arends, our Vice Chairman. Accordingly, all of the rights and obligations of Sellers under the Stock Purchase Agreement indirectly affect the interests of

Messrs. Horowitz and Arends. Whether and to what extent the payments in connection with the Earn-out Consideration are made by the Company may be influenced by the future business performance, accounting decisions and reporting of Sellers. In addition, as directors of Marchex, Messrs. Horowitz and Arends enjoy certain rights to indemnification from the Company, which may be triggered in circumstances relating to the Stock Purchase Agreement.

Closely Held Private Company History

As a closely held private company, Archenia did not have a history of having its financial statements audited. As part of the audit of Archenia, a material weakness in internal controls related to documentation retention controls was identified. There is a risk that other material weaknesses may exist that were not identified.

Risks Related to Our Future Operations

We may be subject to securities litigation, which is expensive and could divert our attention.

We may be subject to securities litigation in connection with the Transaction, including possible regulatory action or class action lawsuits. Litigation is frequently initiated in connection with merger and acquisition transactions, particularly those involving insiders. Regulatory inquiries and litigation are complex and could result in substantial costs, divert our management’s attention and resources, and harm our business, financial condition and results of operations.

We may not realize the strategic, financial, operational or other benefits from the Transaction that we hope to achieve.

We have agreed to purchase all outstanding shares of Archenia for $10.0 million payable in convertible promissory notes, and we may be required to issue the Earn-out Consideration if specified post-closing revenue or adjusted EBITDA, and integration or customer-retention, milestones are achieved. Even if the Transaction closes, we may not realize the anticipated benefits from the Transaction on the timeline or to the extent we expect due to any number of factors, including whether Archenia’s software will be successfully integrated, whether Archenia’s customers will continue to generate revenue or remain under contract, or whether the Business will perform as expected. Following completion of Transaction, we will face risks associated with owning, operating and integrating the Business, and the convertible promissory notes could create cash payment obligations, reduce liquidity or dilute existing stockholders. If we are unable to successfully integrate Archenia, retain key customer relationships, satisfy our obligations under the convertible promissory notes, or otherwise realize the expected benefits of the Transaction, our business, financial condition, results of operations, liquidity and prospects could be materially and adversely affected.

Our success following the Transaction will depend on our ability to successfully integrate Archenia’s software into our product capabilities and achieve market acceptance of these offerings.

Following completion of the Transaction, our success will depend in part on our ability to integrate Archenia’s software into our product capabilities, to retain Archenia’s customer base, and to grow revenue from the Business. The markets for software-enabled products and services are characterized by rapid technological change, evolving industry standards, changing customer preferences, new product and service introductions and the emergence of competitors with lean or flexible cost models. Our future success will depend on our ability to develop, enhance and commercialize services, platforms and solutions that incorporate or complement Archenia’s software and keep pace with changes in our addressable markets. We cannot guarantee that we will be successful in integrating Archenia’s software, developing or enhancing offerings on a timely or cost-effective basis or retaining Archenia’s customers. We also cannot guarantee that products, services or technologies developed by others will not render its offerings non-competitive or obsolete. If we fail to address these developments or successfully integrate and commercialize Archenia’s software, our business, results of operations and financial condition could be materially adversely affected.

The Transaction could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

Following completion of the Transaction, we will own and operate Archenia, and may incur nonrecurring and recurring costs associated with integrating Archenia’s software, customer relationships, personnel and operations into our business. The Transaction consideration includes convertible promissory notes and may include issuance of the Earn-out Consideration if specified post-closing revenue or adjusted EBITDA, and integration or customer-retention, milestones are achieved. Disputes could arise with the Sellers regarding the achievement of those milestones, the operation of the acquired business or our obligations under the Notes. We could also experience unfavorable reactions from customers, employees, vendors, financing partners, stockholders or other interested parties as a result of the Transaction and related integration activities. These increased expenses, changes to operations, disputes with the Sellers or third parties, integration challenges, liquidity or dilution effects or other consequences of the Transaction could materially and adversely affect Marchex’s business, financial position or results of operations.

The Transaction may result in a loss of customers, suppliers, vendors and other business partners, may delay or adversely affect the Transaction, and may result in the modification or termination of existing contracts.

Before and following the Transaction, some of Archenia’s customers, suppliers, vendors and other business partners may modify, terminate or scale back their current or prospective business relationships with Archenia or us. The Stock Purchase Agreement contemplates that certain third-party notices and consents may be required in connection with contracts to which Archenia is a party or by which Archenia or its properties, assets or business are bound, including circumstances in which the transaction could result in acceleration, termination, modification or cancellation rights under those contracts. The Stock Purchase Agreement also requires the Sellers to use reasonable best efforts to give all notices to, and obtain all consents from, third parties described in the disclosure schedules, and receipt of listed approvals, consents and waivers is a condition to our obligation to close the Transaction. Any required notices or consents may not be given or obtained on favorable terms or at all, seeking such consents may delay or adversely affect the Transaction, and counterparties may seek to modify, terminate or otherwise adversely change their relationships with Archenia or us in connection with the Transaction. In addition, achieving the Earn-out Consideration may depend on customers representing at least 75% of Archenia’s pre-closing customer base continuing to generate revenue or remain under contract with us during the applicable performance period, which underscores the importance of customer retention to the expected economics of the Transaction. If relationships with customers, suppliers, vendors or other business partners are adversely affected by the Transaction, if required consents are not obtained or are obtained only on unfavorable terms, or if we lose the benefits of existing Archenia contracts, our business, financial condition and results of operations could be adversely affected.

The market price of our Class B common stock after the Transaction may be affected by factors different from those that currently affect the market price of our Class B common stock.

The Sellers may become holders of our Class B common stock through conversion of the Notes and through the issuance of the Earn-out Consideration. Our business following the Transaction will include the Business we are acquiring from Archenia, and the results of operations and market price of our Class B common stock after the Transaction may be affected by factors different from those that currently affect us on a standalone basis, including risks relating to integration, customer retention, Archenia’s revenue and Adjusted EBITDA performance, and the potential issuance and resale of conversion shares and Earn-out Consideration. The market price and performance of our Class B common stock after the Transaction may therefore differ from the market price and performance of our Class B common stock in the absence of the Transaction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding the consummation of the Transaction, the satisfaction of the thresholds for the Earn-out Consideration, and the Company’s strategy, future operations, future financial position, future revenues, other financial guidance (including the financial projections provided to Craig-Hallum in connection with its fairness opinion), acquisitions, dispositions, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes due to a number of important factors including but not limited to:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Stock Purchase Agreement;

•        our stockholders failing to approve the Stock Purchase Proposal;

•        the failure of one or more conditions to the closing of the Transaction to be satisfied or waived by the applicable party;

•        an increase in the amount of costs, fees, expenses and other charges related to the Stock Purchase Agreement or Transaction;

•        risks arising from the diversion of management’s attention from our ongoing business operations;

•        risks associated with our ability to identify and realize business opportunities following the Transaction;

•        failure of Sellers to meet (i) revenue and Adjusted EBITDA thresholds and (ii) certain specified integration or customer retention targets, for the Earn-out Consideration;

•        general economic and business conditions, such as product demand, order cancellations and delays, and competition;

•        changes in the Company’s business strategy or development plans;

•        the other factors discussed under the heading “Risk Factors” in this Proxy Statement and the other filings we make with the SEC from time to time.

Most of these factors are beyond our ability to predict or control. Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of our forward-looking statements. There also are other factors that we may not describe (generally because we currently do not perceive them to be material) that could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE SPECIAL MEETING

Time, Date and Place

The Special Meeting is scheduled to be held on Wednesday, July 1, 2026, at 10:00 AM Pacific Time at DLA Piper LLP (US), 701 Fifth Avenue, Suite 6900, Seattle, Washington 98104.

Purpose of the Special Meeting

At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•        the Stock Purchase Proposal; and

•        the Adjournment Proposal

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this Proxy Statement will have discretion to vote on such matters in accordance with applicable law and their judgment.

Recommendation of Our Board

After careful consideration, our Board (in reliance on the recommendation from the Special Committee) unanimously recommends that you vote:

•        Proposal One — FOR the Stock Purchase Proposal; and

•        Proposal Two — FOR the Adjournment Proposal.

In reaching its decision to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Stock Purchase Agreement and the Related Agreements. These factors included, among others, the Board’s fiduciary duties to the Company’s stockholders, the terms of the Stock Purchase Agreement and the Related Agreements, including, among others, the consideration proposed to be paid by the Company, the tax treatment, the Sellers’ indemnification obligations and the conditions on the parties’ obligations to consummate the Transaction, the potential impact of the Transaction on the Company’s employees and customers, the risks involved with the Transaction, including the potential non-consummation of the Transaction, the Special Committee’s unanimous approval of the Transaction, the value of the consideration to be received, and the fairness opinion of the financial advisor retained by the Special Committee summarized under “Opinion of the Financial Advisor to the Company.” For more information on these factors (including the Special Committee process), see “Proposal One: Stock Purchase Proposal — Reasons for the Transaction and Recommendation of Our Board.”

Record Date and Voting Power

Only holders of record of our Class A common stock and Class B common stock, at the close of business on May 22, 2026, or the Record Date, will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 4,660,927 shares of Class A common stock and 39,660,339 shares of Class B common stock were issued and outstanding. Each share of Class A common stock is entitled to twenty-five (25) votes at the Special Meeting and each share of Class B common stock is entitled to one (1) vote at the Special Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters that come before the Special Meeting. No other shares of Common Stock were outstanding on the Record Date.

Quorum

The presence, in person or represented by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card or (for beneficial owners) voting information form. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm. However, even if a quorum does not exist, pursuant to the Adjournment Proposal, a majority of the shares on Common Stock present, in person or by proxy, at the Special Meeting may act to postpone or adjourn the Special Meeting to another place, date and time.

Once a share of Common Stock is represented by presence or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for the adjourned or postponed Special Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Required Vote

Proposal One:    Stock Purchase Proposal

The approval of the Stock Purchase Proposal requires the affirmative vote of (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (“the “Majority of the Minority Vote”), as of the close of business on the Record Date present or represented by proxy. Stockholders may vote “for”, “against” or “abstain” for the Stock Purchase Proposal. If you “abstain” from voting on the Stock Purchase Proposal, your abstention will have the same effect as a vote “against” the Stock Purchase Proposal.

Proposal Two:    Adjournment Proposal

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the Special Meeting, by the affirmative vote of a majority of the voting power cast by stockholders present or represented by proxy at the Special Meeting.

Holders of our Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Special Meeting but are not counted as a vote in favor of or against a particular matter.

Voting by Stockholders

Your vote is very important to us and we hope that you will participate in the Special Meeting. However, whether or not you plan to participate in the Special Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.

Stockholders of Record

•        By Internet.    Registered stockholders may vote on the Internet at www.investorvote.com/MCHX. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered stockholders is available up until 11:59 PM, Pacific Time, on June 30, 2026, the day before the Special Meeting. The Internet voting procedures are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

•        By Mail.    Registered stockholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

•        By Telephone.    Registered stockholders also may vote by telephone by calling 1-800-652-8683 (toll-free) and using any touch-tone telephone to transmit their votes up to 11:59 PM, Pacific Time, on June 30, 2026, the day before the Special Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

Beneficial Owners

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If your shares are held of record in the name of your bank, broker or other nominee and you would like to submit a vote during your participation in the Special Meeting, you must you must register in advance to attend the Special Meeting. You also must submit proof of your proxy power (legal proxy) from your bank, broker or other nominee reflecting your Marchex holdings along with your name and email address to Computershare by email at the email address legalproxy@computershare.com. Requests for registration must be labeled “Legal Proxy” and be received no later than 11:59 PM, Pacific Time, on June 30, 2026. You will receive a confirmation email from Computershare of your registration.

Abstentions

Abstentions will have the same effect as a vote “AGAINST” the Stock Purchase Proposal.

Abstentions will have no effect on the outcome of the Adjournment Proposal.

For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Broker Non-Votes

Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.

Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner, and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. The Stock Purchase Proposal and the Adjournment Proposal are considered “non-routine” matters. Therefore, if you do not provide voting instructions to your broker regarding the Stock Purchase Proposal or the Adjournment Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote.

Failure to Vote

If you are a stockholder of record and you do not vote at the Special Meeting by submitting a vote or properly return your proxy card or vote over the Internet or by phone, your shares will not be voted at the Special Meeting, will not be counted as present or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect the Stock Purchase Proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee with respect to the Stock Purchase Proposal, your shares will not be voted at the Special Meeting and will not be deemed present for any purpose at the Special Meeting related to such proposals, including for purposes of determining whether a quorum exists.

A failure to vote will have the same effect as a vote “AGAINST” the approval of the Stock Purchase Proposal but will have no effect on the outcome of the Adjournment Proposal.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to our Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Special Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Special Meeting in and of itself, will not constitute a revocation of a proxy.

Adjournments

The Special Meeting may be adjourned for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to authorize the Stock Purchase Proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned.

Solicitation of Proxies

Our Board is soliciting proxies for the Special Meeting to be held on July 1, 2026, at 10:00 AM Pacific Time at DLA Piper LLP (US), 701 Fifth Avenue, Suite 6900, Seattle, Washington 98104. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting.

We will bear the expense of soliciting proxies and we have engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Georgeson LLC an estimated fee of $15,000, plus reimbursement of reasonable out of pocket expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation.

Questions and Additional Information

If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Computershare. Stockholders may call Computershare toll-free at 1-800-652-8683.

PROPOSAL ONE: STOCK PURCHASE PROPOSAL

Information about the Parties

The Company

We are a conversation intelligence company that harnesses the power of AI and conversation intelligence to provide actionable insights derived from prescriptive vertical market data analytics. We enable organizations across business functions to optimize customer acquisitions and experiences, transforming conversations into meaningful business outcomes. We provide AI-powered conversation intelligence solutions for market-leading companies in leading B2B2C vertical markets, including many of the world’s most innovative and successful brands. We were incorporated in 2003 under the laws of the State of Delaware. Our executive office is located at 1448 NW Market St, Suite 500, Seattle, Washington 98107. Our telephone number is (206) 331-3300. Our website is www.marchex.com.

Our Class B common stock is listed on Nasdaq under the ticker symbol “MCHX.”

Archenia

Archenia is a performance-based marketing technology company focused on customer qualification and acquisition. Archenia transforms consumer intent into AI-verified, outcome-based results by leveraging AI, natural-language analytics, and automated decisioning to identify and deliver high-intent consumer interactions to advertisers. Archenia was incorporated in 2020 under the laws of the State of Delaware.

General Description of the Transaction

On May 8, 2026, we entered into a Stock Purchase Agreement with Sellers pursuant to which, and upon the terms and subject to the conditions thereof, we agreed to acquire from the Sellers, and the Sellers agreed to sell to us, 100% of the outstanding shares of capital stock of Archenia.

We are seeking stockholder approval regarding the purchase of the Business because the Sellers include Russell C. Horowitz, our Chairman, and Michael Arends, our Vice Chairman. We formed the Special Committee, comprised solely of independent directors of the Company, to negotiate and consider the Transaction. The Special Committee, along with the full Board, in conjunction with the Sellers, believe it appropriate to seek stockholder approval, and strongly desire the input of the Company’s stockholders, given the extent of the consideration payable by the Company to the Sellers in the purchase of the Business. In addition, Nasdaq Listing Rule 5635(a)(2) requires shareholder approval prior to the issuance of securities in connection with the acquisition of the stock of another company if any director, officer or substantial shareholder of the listed company has a 5% or greater interest in the company or assets to be acquired or in the consideration to be paid, and the potential issuance of common stock could result in an increase in outstanding common stock or voting power of 5% or more. It is possible that stock issued in pursuant to a conversion of the Notes or the Earnout Consideration may exceed 5% of the Company’s outstanding shares. Shareholder approval of the Stock Purchase Proposal would permit the Company to proceed with the Transaction, including to issue the Notes and Earnout Consideration.

We are retaining and will continue to operate and manage our business through which we provide AI-powered conversation intelligence solutions, enhanced by Archenia’s performance-based customer qualification and acquisition capabilities following the closing of the Transaction.

For more information on the above, please see “— Stock Purchase Agreement — Acquisition of Archenia.”

A copy of the Stock Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Stock Purchase Agreement carefully and in its entirety.

Consideration for the Transaction

As consideration for the purchase of the Business, Buyer has agreed to pay the Sellers the Purchase Price, which consists of (a) the Notes, and (b) the Earn-out Consideration. For more information, please see “— Stock Purchase Agreement — Consideration.”

Background of the Transaction

The Board and senior management of the Company, with the assistance of the Company’s outside legal and financial advisors, regularly review the Company’s long-term strategic plan with the goal of maximizing stockholder value. From time to time, the Board has explored potential acquisitions of products, technology, or personnel to enhance the Company’s ability to pursue its market opportunity, as well as other strategic transactions.

In October 2025, members of the Board, which consists of three independent directors and two of the Sellers, held preliminary discussions regarding the Company potentially acquiring Archenia from the Sellers, with the prospect of a potential offer to sell from the Sellers. In addition to expanding the Company’s product offerings, a potential purchase of the Business could create both cross-selling opportunities with the Company’s and Archenia’s customers, expand verticals, and enhance customer retention.

On October 28, 2025, Archenia sent to Marchex a non-binding proposal that Marchex acquire 100% of the equity interests of Archenia, in consideration of a $12 million convertible promissory note, an earnout based on achieving specified Adjusted EBITDA and/or revenue thresholds, and contingent warrants. The proposal also contained a discussion of the strategic rationale for a transaction, including industry-level dynamics, a larger market opportunity, a favorable financial profile, potential synergies, and Archenia’s integration and execution readiness.

Later that day, the Board formed the Special Committee, comprised of the three independent directors of the Company, to consider the proposal and any other proposals the Company may receive from third parties, including to negotiate terms, reject the proposal, and make recommendations to the Board. DLA Piper LLP (US) (“DLA Piper”) was engaged to advise the Special Committee in connection with the proposal.

On October 29, 2025, Archenia sent to Marchex a more detailed proposal regarding the consideration structure, including the convertible note being payable in three tranches on the 6-, 12- and 18-month anniversary of the closing date, 6.5% interest payable quarterly, and conversion as the share price prior to the announcement of the transaction. Archenia also proposed that the earn-out would be based on Archenia quarterly Adjusted EBITDA exceeding a $500,000 threshold, with an equal split of any amount in excess of this threshold, along with a 1.75% revenue share with the Sellers on Archenia revenue that exceeds 70% of its revenue in year prior to the closing. In addition, Archenia proposed that 10-year warrants to purchase 50% of the shares that would be issuable on conversion of the convertible note, with an exercise price of 105% of the conversion price on the note, be issued if later-agreed contingent conditions are satisfied.

On October 30, 2025, the Special Committee and representatives of DLA Piper met to discuss the purpose of the Special Committee, Archenia’s proposed deal terms, the strategic rationale for the potential transaction, the desired assets and liabilities of the Business, related accounting considerations, the benefits of retaining a financial advisor to render a fairness opinion, the due diligence process, the anticipated timeline for responding to the proposal and potentially proceeding with a transaction, and related matters.

On October 30, 2025, representatives of DLA Piper conferred with Francis Feeney, the Chief Operating Officer and Chief Legal Officer of the Company, regarding the proposed transaction, the possibility of retaining a financial advisor, the need for due diligence, and the anticipated timing for announcing a potential transaction.

On November 3, 2025, the Special Committee and representatives of DLA Piper met to discuss the response to the proposal and terms to negotiate with the Sellers, including the draft agreement in principle for the potential transaction (the “AIP”) circulated in connection with the meeting. The AIP proposed that the consideration would consist of convertible promissory notes and an earnout, with no warrant coverage. The notes would bear interest at 6%, be payable on the 12-, 18- and 24-month anniversaries of closing, and have a conversion price equal to the 30-day volume-weighted average price (“VWAP”) immediately preceding the definitive agreement. The earnout thresholds would be determined after financial diligence and paid for a performance period of 24 months following the closing, during which Marchex would have sole and absolute discretion over the Business. The Parties would agree to commence negotiating a definitive purchase agreement as soon as reasonably practicable. The parties would not enter into a definitive agreement until the Company has received Archenia’s audited financial statements, completed satisfactory due diligence, and received a fairness opinion by a financial advisor selected by the Special Committee. Approval of the Company’s stockholders, including a majority of disinterested stockholders, would be a closing condition, among others. The Company would also have exclusivity over Archenia during the term of the AIP.

Later that day, representatives of DLA Piper sent the AIP to the Sellers and Mr. Feeney.

On November 5, 2025, Mr. Feeney sent to representatives of DLA Piper the Sellers’ comments to AIP. The Sellers proposed measuring the note conversion price as a 30-day VWAP from the announcement date, splitting the 24-month earnout performance period into two 12-month periods as to each of which Sellers could earn 2 million shares, and requiring the Company to promptly engage a financial advisor.

Later that day, Mr. Feeney relayed by phone call to representatives of DLA Piper the Sellers’ rationale for why the proposed transaction would be helpful to the Company and for Seller’s revisions to the AIP.

On November 6, 2025, the Special Committee and representatives of DLA Piper met to discuss the Sellers comments to the AIP, including the simplified consideration structure, valuation implied by the total consideration, implied revenue multiple based on the preliminary financial information provided in diligence. The Special Committee instructed DLA Piper to respond to the Sellers with a $10 million principal amount on the note and to ensure sufficient time to engage a financial advisor.

On November 7, 2025, representatives of DLA Piper sent the revised AIP to the Sellers and Mr. Feeney.

From November 7, 2025 through November 13, 2025, the parties made clarifying edits to finalize the AIP.

On November 13, 2025, the Special Committee and representatives of DLA Piper met to discuss the final AIP and to discuss the communications plan regarding the AIP. The Special Committee approved the AIP. Shortly after the meeting, the parties executed the AIP.

Later that day, the Company announced the AIP in a Form 8-K filed with the SEC. The Company also announced its earnings for the third quarter of 2025 and filed its Form 10-Q with the SEC the next day.

Over the next several weeks, financial, business, and legal diligence proceeded, and members of the Special Committee met with potential financial advisors. The parties also discussed the timing of Archenia’s audit, recognizing that full year 2025 financial statements would be required and that several months would likely be needed to complete the audit.

On December 5, 2025, the Special Committee engaged Craig-Hallum as its financial advisor, to render a fairness opinion regarding the transaction.

On February 4, 2026, Mr. Feeney and representatives of DLA Piper had a call to discuss the status of the Archenia audit and the transaction timeline.

On February 11, 2026, representatives of Craig-Hallum, DLA Piper and management of Marchex (which did not include Sellers) met to discuss financial diligence necessary for the fairness opinion.

On February 24, 2026, Mr. Feeney and representatives of DLA Piper had a call to discuss the status of the Archenia audit and the transaction timeline.

On March 25, 2026, the Company announced its earnings for 2025 and filed its Form 10-K with the SEC the next day.

On April 6, 2026, Mr. Feeney and representatives of DLA Piper conferred regarding the status of the Archenia audit and the transaction timeline, including the timing for distribution of a draft Stock Purchase Agreement and form of Note.

On April 7, 2026, representatives of Craig-Hallum and DLA Piper conferred regarding the financial projections, related financial diligence, and the need for information to flow to the Special Committee.

On April 8, 2026, the Special Committee met with representatives of DLA Piper to review the terms of the draft Stock Purchase Agreement and Note. The Special Committee also discussed the transaction timeline, status of diligence, and status of the fairness opinion. The Special Committee instructed DLA Piper to distribute the drafts of Transaction Documents to the Sellers.

On April 9, 2026, representatives of DLA Piper sent drafts of the Transaction Documents to Mr. Feeney to relay to the Sellers. DLA Piper also requested additional diligence information.

On April 22, 2026, Mr. Feeney sent to representatives of DLA Piper the Sellers’ comments to the draft Stock Purchase Agreement. Among other changes, the Sellers proposed eliminating price adjustments for indebtedness and transaction expenses, reduced the survival period for the Sellers’ representations and warranties from 15 to 12 months, added a 1% deductible to the Company’s indemnification rights, simplified the procedures for claiming indemnification, required the Company to pay for Archenia’s 2025 audit, and requested that a portion of the earnout consideration be paid in cash to cover tax obligations, registration rights and acceleration of payments on a change of control.

On April 23, 2026, Mr. Feeney sent to representatives of DLA Piper supplemental revisions from the Sellers regarding the earnout consideration, including that each year have both a financial performance milestone, measured at 90% of either Archenia’s 2025 revenue or its adjusted EBITDA, and an operational milestone, based on either the integration of Archenia’s software into the Company’s platform or the Company retaining 75% of Archenia’s customers. Later that day, Mr. Feeney and representatives of DLA Piper held a call on which he relayed the Sellers’ rationale for their requested changes.

On April 27, 2026, the Special Committee met with representatives of DLA Piper and Craig-Hallum, as well as Brian Nagle, Chief Financial Officer of the Company, and Nikolai Lesnikov, Senior Director & Deputy General Counsel of the Company, to discuss the status of diligence. Messrs. Nagle and Lesnikov each confirmed his work had been independent of and at arms-length with Sellers. Mr. Nagle summarized the status of Archenia’s audit and various financial diligence matters, including Archenia’s debt, and confirmed that the projections developed by management based on information from Archenia, and other inputs provided in connection with the fairness opinion seemed reasonable. Mr. Lesnikov summarized legal and business diligence, including Archenia’s major contracts, intellectual property matters, and litigation matters. Representatives of Craig-Hallum confirmed to the Special Committee they had received the information they need to deliver their fairness opinion. Representatives of DLA Piper then summarized the Sellers’ proposed revisions to and requests regarding the draft Transaction Documents. The Special Committee instructed DLA Piper to increase the financial performance milestones for the earnout to 110%, to require that both of the financial performance milestones and both of the operational milestones be met for the earnout, to provide that 25% of the earnout may be paid in cash, to accelerate the financial performance milestones for the earnout upon a change of control, and to require Archenia to pay for its audit.

Later that day, representatives of DLA Piper sent drafts of the Transaction Documents to Mr. Feeney to relay to the Sellers.

On May 1, 2026, Mr. Feeney sent to representatives of DLA Piper the Sellers’ comments to the draft Stock Purchase Agreement, which mainly proposed either of the financial performance milestones and either of the operational milestones be met for the earnout consideration, and that the financial performance milestones be measured at 100% of either Archenia’s 2025 revenue or its adjusted EBITDA.

On May 3, 2026, Mr. Feeney sent to representatives of DLA Piper the Sellers’ minor technical comments to the draft Note.

On May 4, 2026, the Special Committee met with representatives of DLA Piper to discuss the status of the draft Transaction Documents. The Special Committee approved the Transaction Documents and confirmed it is prepared to sign them upon receiving the fairness opinion from Craig-Hallum and Archenia’s audited financial statements.

From May 5, 2026 to May 7, 2026, representatives of DLA Piper and Mr. Feeney, on behalf of the Sellers, exchanged minor changes to finalize the Transaction Documents, discuss the timing of the Archenia audit, and confirm various diligence matters.

On May 8, 2026, Archenia delivered to the Company its 2025 financial statements, audited by its independent auditors.

Later that day, the Special Committee met to consider and approve the Transaction Documents and the Transaction. Supporting materials were circulated prior to the meetings, including the substantially final version of the Transaction Documents and Craig-Hallum’s financial analyses relating to Business and a draft of its opinion as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company for the Business. At the Special Committee meeting, representatives of DLA Piper summarized the terms of the Transaction Documents. Craig-Hallum confirmed that it was prepared to deliver its fairness opinion. Following discussion, the Special Committee approved the Transaction and the Transaction Documents, recommended that the Board do the same, and directed counsel to circulate a written consent of the Special Committee to formalize such approvals. Recognizing that the Special Committee comprised a majority of the Board and that other two members of the Board are Sellers who must recuse themselves from deliberations regarding the Transaction, a meeting of the Board was then convened. At the Board’s request, Craig-Hallum reviewed and discussed its financial analyses with respect to the Business and the proposed Transaction. Thereafter, at the request of the Board, Craig-Hallum orally delivered its opinion to the Board (which was subsequently confirmed in writing by delivery of Craig-Hallum’s written opinion addressed to the Board, dated May 8, 2026), as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company for the Business. Following discussion, the Board approved the Transaction and the Transaction Documents. The Board directed counsel to circulate a written consent of the Board to formalize such approvals.

Later that day, the Company and Sellers finalized and then executed the Stock Purchase Agreement.

On May 12, 2026, the Company announced the Transaction and the execution of the Transaction Documents in a Form 8-K filed with the SEC. The Company announced its earnings for the first quarter of 2026 the next day, and the following day filed its Form 10-Q with the SEC.

Reasons for the Transaction and Recommendation of Our Board

In reaching its decision to approve the Stock Purchase Agreement and the Transaction, and to recommend that our stockholders vote to approve the Stock Purchase Proposal, the Board consulted with management and outside financial and legal advisors. The Board considered a wide range of factors relating to the Stock Purchase Agreement and the proposed Transaction, many of which the Board believed supported its decision, including the following:

•        the Board’s determination that it was in the best interests of the Company and its stockholders to purchase the Business given its significant customer base and revenue opportunities, and to expand the Company’s operations and improve efficiency in its other product lines;

•        the Special Committee’s negotiation of, and unanimous approval of the Transaction, the Stock Purchase Agreement and the Related Agreements and its recommendation that the Board approve and adopt the same;

•        the opportunity to retain or generate revenue from Archenia’s existing customer base and pursue revenue and adjusted EBITDA growth from the acquired business following the closing;

•        the financial analysis reviewed by Craig-Hallum with the Board as well as the oral opinion of Craig-Hallum rendered to the Board on May 8, 2026 (which was subsequently confirmed in writing by delivery of Craig-Hallum’s written opinion addressed to the Board dated May 8, 2026), as to, as of such date, the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in exchange for the Business pursuant to the Stock Purchase Agreement;

•        the anticipated time to close the Transaction;

•        the risk that if we did not accept Sellers’ offer at the time that we did, the Board might not have had another opportunity to do so;

•        the Transaction will be subject to the approval of both (a) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends;

•        The Company will own the Business and potentially benefit from its future performance; and

•        the terms of the Stock Purchase Agreement were negotiated at arms-length and believed by our Board to be fair to us and our stockholders.

Our Board also considered and balanced against the potential benefits of the Transaction a number of potentially adverse factors concerning the Transaction, including the following:

•        the interests of certain of our executive officers in the Transaction, which may be different from, or in addition to, the interests of our stockholders generally, including the potential for future conflicts in connection with the Earn-out Consideration;

•        the risk that all conditions to the parties’ obligations to complete the Transaction may not be satisfied or waived, and as a result, it is possible that the Transaction could be delayed or might not be completed;

•        the risks and costs to the Company if the Transaction does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•        the risk of disruption to our business and customer reaction as a result of the public announcement of the Transaction; and

•        the risk that accompanies being a public company with relatively low revenues while we continue to try to grow our other areas of business without the potential income associated with the Business.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but it does set forth the principal factors considered by the Board. The Board collectively reached the conclusion to approve the Transaction and the Transaction Documents in light of the various factors described above, as well as other factors that the Board felt were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Transaction and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its outside legal counsel and financial advisor, all members of the Board approved Transaction and the Transaction Documents and determined that the Transaction is advisable, fair to and in the best interests of the Company and our stockholders.

Accordingly, our Board (in reliance on the recommendation from the Special Committee) recommends that stockholders vote “FOR” the Stock Purchase Proposal.

Certain Financial Projections

As a closely held private company, Archenia does not prepare projections as a matter of course. However, as part of its diligence exercise, the Company required Archenia to prepare financial projections. Members of management of the Company, who were independent of and at arms-length with Sellers, carefully reviewed and considered these projections and recommended them to the Special Committee, which approved their use for purposes of Craig-Hallum’s fairness opinion (the “Projections”).

The Projections are set forth below in order to provide to stockholders a summary of certain nonpublic, unaudited prospective financial information about Archenia known to the Sellers, the Special Committee, the Board, and Craig-Hallum. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (“GAAP”). The Projections are not included in this proxy statement to influence a Company stockholder’s decision whether to vote to approve the Transaction or for any other purpose. The Projections have not been audited, reviewed, or otherwise had procedures performed on them by any independent registered public accounting firm.

The Projections summarized below, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond Archenia’s or the Company’s control. The Projections also reflect assumptions that are subject to change, including assumptions regarding: demand for Archenia’s products; growth rates; new customer acquisition; expansion of existing customer relationships; renewal rates; market share; market size and conditions; products and product mix;

operating expenses; margins; capital expenditures; and net working capital. The Projections cover multiple years and thus, by their nature, become subject to greater uncertainty with each successive year. Important factors may affect Archenia’s actual results and the achievability of the Projections. See also the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition, the Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations based on actual results, revised prospects for the Business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. The Projections assume organic Business growth without expansions from mergers and acquisitions or alternative business or licensing models. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the date on which the Projections were prepared and do not give effect to any changes or expenses incurred after the date on which they were made, including as a result of the Transaction. Except as required by law, the Company does not intend to, and undertakes no obligation to, update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The Projections include EBITDA, NOPAT, and unlevered free cash flow, which are financial measures that are not calculated in accordance with GAAP. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges, credits and other amounts that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures, and therefore not subject to SEC rules regarding disclosures of non-GAAP financial measures, if the measures are included in forecasts provided to the financial advisor for the purpose of rendering a fairness opinion regarding the transaction, and the forecasts are being disclosed in order to provide material information regarding disclosure of the financial advisor’s analyses or substantive work. Reconciliations of non-GAAP financial measures were not prepared or relied upon by the Board in connection with their consideration of the Transaction or by Craig-Hallum for purposes of its financial analyses. Accordingly, the Company has not provided a reconciliation of any financial measures included in the Projections.

The Projections are set forth in the following table:

(in thousands)	2025A	2026E	2027E	2028E	2029E	2030E
Net Revenue	$17,973	$22,014	$26,400	$31,680	$38,016	$45,619
Cost of Revenue	12,367	15,257	18,216	22,176	26,611	31,933
Gross Profit	5,606	6,757	8,184	9,504	11,405	13,686
Salaries & Benefits(1)	3,453	2,988
G&A(1)	1,760	1,235
Total Operating Expenses	5,213	4,223	4,800	5,076	5,368	5,677
Income From Operations	392	2,534	3,384	4,428	6,037	8,009
Add Back Depreciation	65	64	80	80	80	80
EBITDA(2)	457	2,598	3,464	4,508	6,117	8,089

____________

(1)      For periods 2027E – 2030E, Marchex management provided total operating expenses (without component items) for practical expedience.

(2)      “EBITDA” refers to earnings before interest, taxes, depreciation, amortization, and any stock-based compensation and one-time non-recurring items. Marchex management’s projections assume no amortization expense, stock-based compensation, and one-time non-recurring items.

(in millions)	Apr-Dec 2026E(5)	2027E	2028E	2029E	2030E
Income From Operations	$2.4	$3.4	$4.4	$6.0	$8.0
Less Taxes @ 25.3%(1)	(0.6)	(0.9)	(1.1)	(1.5)	(2.0)
NOPAT(2)	$1.8	$2.5	$3.3	$4.5	$6.0
Plus: Depreciation	0.0	0.1	0.1	0.1	0.1
Less: Capital Expenditures(3)	0.0	0.0	0.0	0.0	0.0
Less: Change in Net Working Capital(4)	(0.5)	(0.3)	(0.4)	(0.5)	(0.6)
Unlevered Free Cash Flow	$1.3	$2.3	$3.0	$4.1	$5.5

____________

(1)      Assumed federal tax rate of 21%, assumed state tax rate of 4.3%.

(2)      “NOPAT” means net operating profit after taxes.

(3)      Marchex management expects no material capital expenditures associated with Archenia.

(4)      Represents Marchex management’s estimate of 7.5% of revenue growth year over year.

(5)      Certain actual amounts were provided by Archenia for the first quarter of 2026 and, accordingly, the 2026E period reflects estimates for April — December 2026 only.

The inclusion of the above tables and the accompanying discussion should not be regarded as an indication that the Company or any of its affiliates, officers, directors, advisors or other representatives consider the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. The Projections were based upon certain financial, operating and commercial assumptions developed solely using the information available to the Company’s management at the time the Projections were created. Actual results may differ materially from those contained in the Projections and, except as required by law, the Company undertakes no obligation to update or otherwise revise or reconcile the Projections for any reason.

In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue, if any, reliance on such Projections.

Opinion of the Financial Advisor to the Company

Pursuant to an engagement letter, dated December 5, 2025, the Special Committee retained Craig-Hallum to render an opinion to the Special Committee as to the fairness, from a financial point of view, to the Company stockholders of the amount to be paid by the Company for the Business.

On May 8, 2026, Craig-Hallum rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Consideration to be paid by the Company in the Transaction pursuant to the Stock Purchase Agreement is fair, from a financial point of view, to the Company stockholders.

The Stock Purchase Agreement provides that the Company will acquire the Business from the Sellers in exchange for promissory notes to be issued by the Company to the Sellers (the “Company Notes”) and certain shares of Class B Common Stock that may be issued to the Sellers if the Archenia business meets certain performance targets after the completion of the Transaction (the “Earnout Shares”). For purposes of its opinion, and with the consent of the Special Committee, Craig-Hallum deemed the value of the consideration payable by the Company under the Stock Purchase Agreement to be an amount equal to $16,520,000 (the “Consideration”) comprised of (i) the aggregate $10,000,000 principal amount of the Company Notes, plus (ii) an aggregate value of $6,520,000 of Earnout Shares, which amount is determined based on the maximum number of Earnout Shares that may be issued under the Stock Purchase Agreement multiplied by a value per share of Common Stock of $1.63, which was the volume-weighted average price of the Class B Common Stock trading on Nasdaq during the 30 day period ending on May 7, 2026. Without limiting the generality of the foregoing, with the consent of the Committee, Craig-Hallum’s analysis of the Consideration did not address (and, for purposes of the opinion, the term Consideration does not include) any other terms of the Company Notes, including interest to be paid under the Company Notes, the value of any shares of Class B Common Stock that may be issued upon conversion of principal and interest under the Company Notes, or the amounts that may be payable by the Company if any event of default were to occur with respect to the Company Notes.

For purposes of Craig-Hallum’s opinion and analyses, the term EBITDA refers to earnings before interest, taxes, depreciation, amortization, and, as applicable, any stock-based compensation and one-time non-recurring items.

The full text of Craig-Hallum’s written opinion, dated May 8, 2026, is attached to this proxy statement as Annex B and is incorporated by reference herein. Company Stockholders are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Craig-Hallum in rendering its opinion. The analysis performed by Craig-Hallum should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the consideration was fair. The opinion addresses only the fairness of the Consideration, from a financial point of view, to the Company Stockholders, as of the date of the opinion, and does not address the merits of the Company’s underlying business decision to proceed with or effect the Transaction. Craig-Hallum expressed no opinion or recommendation to the Special Committee whether the Company should proceed with the Transaction. Craig-Hallum’s opinion was directed to the Special Committee in connection with its consideration of the Transaction and was not intended to be, and does not constitute, a recommendation to any Stockholder as to how such stockholder should vote with respect to the Transaction or any other matter.

In arriving at its opinion, Craig-Hallum:

1.      reviewed and analyzed the terms of a draft of the Stock Purchase Agreement dated May 1, 2026, and the form of promissory note attached thereto;

2.      reviewed and analyzed certain historical financial, operating and business information related to Archenia;

3.      reviewed and analyzed certain internal financial projections of Archenia prepared for financial planning purposes by management of the Company and authorized for our use by management of the Company;

4.      reviewed and analyzed certain publicly available information relative to Archenia;

5.      reviewed and analyzed certain historical financial, operating, and market data of Archenia publicly available or furnished by management of the Company;

6.      conducted discussions with members of management of the Company with respect to the business and prospects of Archenia, including the operation of Archenia’s business by the Company following completion of the Transaction;

7.      compared the financial performance of Archenia with that of certain other publicly traded companies deemed by us to be comparable to Archenia;

8.      to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which Archenia operates and selected companies deemed comparable to Archenia;

9.      performed a discounted cash flow analysis of Archenia on a stand-alone basis incorporating various assumptions provided to us, and authorized for our use, by management of the Company; and

10.    performed such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Craig-Hallum deemed necessary and appropriate in arriving at our opinion.

For purposes of rendering its opinion, Craig-Hallum relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Craig-Hallum, and at the Company’s direction Craig-Hallum assumed, that the financial projections for Archenia reviewed by Craig-Hallum were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Business following the Transaction, and Craig-Hallum expressed no opinion with respect to such projections or the assumptions on which they are based. If any of the foregoing assumptions were not accurate, the conclusion set forth in Craig-Hallum opinion could be materially affected. Neither the Company nor Archenia publicly disclose internal financial information of the type provided to Craig-Hallum in connection with our review of the Transaction. As a result, such information was prepared for financial planning and transaction analysis purposes by management of the Company and Archenia, as applicable, and was not prepared with the expectation of public disclosure.

In connection with its opinion, Craig-Hallum assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Craig-Hallum. Craig-Hallum’s opinion did not address any legal, regulatory, tax or accounting issues.

In arriving at its opinion, Craig-Hallum assumed that the executed Stock Purchase Agreement and form of promissory note (collectively, the “Stock Purchase Agreements”) would be in all material respects identical to the drafts of the Stock Purchase Agreements reviewed by Craig-Hallum. In arriving at its opinion, Craig-Hallum did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Archenia, including, without limitation, any intellectual property for which Archenia may or may not currently receive royalty or licensing fees, and Craig-Hallum was not furnished with any such appraisals or valuations, and Craig-Hallum made no physical inspection of the property or assets of Archenia. Craig-Hallum expressed no opinion regarding the liquidation value of Archenia or any other entity.

Craig-Hallum’s opinion was necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to Craig-Hallum as of, the date of its opinion. Subsequent developments may affect the facts underlying Craig-Hallum’s opinion and the conclusions or opinions that would have been drawn from such facts, and Craig-Hallum disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion, which may come or be brought to Craig-Hallum’s attention after the date of the opinion. Craig-Hallum did not express any opinion as to the price at which shares of the Company’s Class B Common Stock has traded or will trade following announcement of the Transaction or at any future time. Craig-Hallum did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm its opinion.

Summary of Material Financial Analysis

The following is a summary of the material financial analysis performed by Craig-Hallum and reviewed by the Special Committee in connection with Craig-Hallum’s opinion relating to the Transaction and does not purport to be a complete description of the financial analyses performed by Craig-Hallum. The rendering of an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Craig-Hallum or of its presentation to the Special Committee on May 8, 2026. Some of the summaries of the financial analyses include information presented in tabular format. In arriving at its opinion, Craig-Hallum did not attribute any particular weight to any individual analysis or factor considered by Craig-Hallum, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Craig-Hallum in its analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached in rendering the opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In order to fully understand Craig-Hallum’s financial analysis, the tables below must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analysis. Considering the data below without considering the full narrative description of the financial analysis, including the methodology and assumptions underlying the analysis, could create a misleading or incomplete view of Craig-Hallum’s financial analysis. In performing its analysis, Craig-Hallum made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, Archenia, or any other parties to the Stock Purchase Agreements. Craig-Hallum does not assume any responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.

Analysis of Comparable Publicly Traded Companies

Craig-Hallum reviewed and compared certain publicly available financial data, ratios, and trading multiples for nine comparable publicly traded companies that Craig-Hallum determined, based on its professional judgment, to be reasonably comparable to the Company. The comparable publicly traded companies Craig-Hallum selected were Criteo S.A., LiveRamp Holdings, Inc., Magnite, Inc., MNTN, Inc., Nexxen International Ltd., Perion Network Ltd., PubMatic, Inc., Teads Holding Co., TechTarget, Inc., Viant Technology, Inc., Yelp, Inc., and Zeta Global Holdings Corp. Although none of the selected publicly traded companies is directly comparable to the Company, Craig-Hallum reviewed these companies because, among other things, Craig-Hallum determined that their business, financial information, service offerings, and operating profiles are reasonably comparable to those of the Company for purposes of this analysis. In selecting comparable public companies, Craig-Hallum identified whose primary industry classification was application software, advertising, or marketing automation software with market capitalization below $5 billion and that Craig-Hallum deemed in its professional opinion to be comparable to Archenia, including companies providing performance-based advertising and data-driven solutions. Financial data of the selected companies was based on publicly available information such as public filings and third-party equity research reports. Craig-Hallum reviewed data, including stock price, market capitalization, total revenue, enterprise value-to-revenue multiples, EBITDA, and enterprise value-to-EBITDA multiples based on last 12-month results, actual calendar year 2025 results, and expected calendar year 2026 results, for each of the selected publicly traded companies. The multiples for each of the selected companies were calculated using their respective closing prices on May 7, 2026 and were based on the most recent publicly available information and information collected from S&P Capital IQ.

The following table reflects the results of the comparable public company analysis:

	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV/LTM Revenue (Q1 2026)	0.3x	0.8x	1.3x	2.0x	3.8x
EV/2025A Revenue	0.3x	0.8x	1.3x	2.0x	3.6x
EV/2026E Revenue	0.3x	0.8x	1.2x	1.7x	3.0x
EV/LTM EBITDA	1.7x	5.6x	8.2x	10.0x	16.7x
EV/2025A EBITDA	1.6x	5.6x	9.2x	10.5x	18.0x
EV/2024E EBITDA	1.6x	4.2x	6.0x	8.2x	11.7x

This analysis indicated the following implied equity value of Archenia (in millions)(1):

	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV/LTM Revenue (Q1 2026)	$4.7	$12.3	$19.5	$31.2	$58.7
EV/2025A Revenue	$5.5	$14.2	$22.6	$36.2	$64.0
EV/2026E Revenue	$6.3	$17.2	$27.1	$38.0	$66.3
EV/2025A EBITDA	$0.7	$2.5	$4.2	$4.8	$8.2
EV/2024E EBITDA	$4.2	$10.9	$15.7	$21.3	$30.4

____________

(1)      Craig-Hallum did not analyze the enterprise value-to-LTM EBITDA multiple with respect to the Transaction because Archenia’s LTM EBITDA was negative, which made the analysis not meaningful.

No company used in the comparable company analysis is identical to Archenia. In evaluating selected publicly traded companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the Archenia and the Company’s control, such as the impact of competition on the Archenia and the industry generally, industry growth and the absence of any adverse material change in the Archenia’s financial conditions and prospects or those of the Archenia, Company, or the industry or the financial markets in general following execution of the Stock Purchase Agreement.

Analysis of Comparable Merger and Acquisition (M&A) Transactions

Craig-Hallum performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions.

Craig-Hallum reviewed and analyzed certain publicly available transaction valuation metrics that Craig-Hallum determined, based on its professional judgment, were reasonably comparable to the proposed Transaction. Craig-Hallum evaluated LTM revenue and EBITDA (where available) for each transaction and calculated LTM revenue and EBITDA multiples for each precedent transaction for which such information was available.

Craig-Hallum reviewed and selected 29 precedent transactions based on the following criteria: (i) announced with the past 6 years, (ii) target companies based in the United States, (iii) target companies with a primary industry classification of advertising, application software, and/or research and consulting services, as identified by S&P Capital IQ, and (iv) transaction enterprise values between $10 million and $25 million, as per S&P Capital IQ. For each comparable transaction, implied enterprise value-to-revenue and implied enterprise value-to-EBITDA multiples were excluded where multiples were negative or revenue or EBITDA projections were unavailable at the time of announcement.

Acquirer	Target	Announcement Date
Capillary PTE. Ltd	SessionM, Inc.	February 2026
Pelican Energy Partners LP	GSE Systems, Inc.	August 2024
Persistent Systems, Inc.	Starfish Associates, LLC	July 2024
Enghouse Systems Limited	Sonic Foundry International	January 2024
Enghouse Systems Limited	Qumu Corporation	December 2022
Ebiquity Inc.	Media Management, Inc.	March 2022
Tracsis plc	RailComm LLC	March 2022
AdvertiseCast, LLC	Podcast Ad Reps LLC	February 2022
Tantalus Systems Inc.	Congruititive	February 2022
XpresSpa Group, Inc.	Gcg Connect LLC	January 2022
Delinian Limited	Boardroom Insiders, Inc.	January 2022
Wipro Limited	Leanswift Solutions Inc.	December 2021
WaveDancer, Inc.	Gray Matters Inc.	November 2021
Kingsway America, Inc.	Ravix Group, Inc.	October 2021
Strat7 Group Limited	Incite Marketing Planning Limited	September 2021
Ionik Corporation	Q1Media, Inc.	August 2021
EverQuote, Inc.	Policy Fuel, LLC	July 2021
Wavestone SA	Consulting Division of Everest Group	May 2021
Quisitive Technology Solutions, Inc.	MazikGlobal Technologies	March 2021
Ideagen Limited	Qualtrax, Inc.	March 2021
Ryvyl Inc.	Charge Savvy LLC	January 2021
Learning Technologies Group plc	Reflektive, Inc.	January 2021
Mastech Digital Data, Inc.	AmberLeaf Partners, Inc.	October 2020
Next 15 Group plc	Mach49, LLC	September 2020
L&T Technology Services Limited	Orchestra Technology, Inc.	July 2020
Sapiens International Corporation N.V.	Delphi Technology, Inc.	July 2020
ESW Capital, LLC	BroadVision, Inc.	March 2020
Azenta Us Inc.	Ruro, Inc.	February 2020
Drew Technologies	AutoEnginuity, LLC	January 2020

This analysis indicated the following implied multiples:

	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV/LTM Revenue	0.3x	1.1x	1.6x	2.9x	6.1x
EV/LTM EBITDA	0.7x	7.1x	10.6x	16.1x	35.7x

This analysis indicated the following implied enterprise values for Archenia (in millions)(1):

	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV/LTM Revenue	$5.4	$17.5	$24.7	$44.2	$94.8

____________

(1)      Craig-Hallum did not analyze the enterprise value-to-LTM EBITDA multiple with respect to the Transaction because Archenia’s LTM EBITDA was negative, which made the analysis not meaningful.

No transaction used in the analysis of comparable transactions is identical to Archenia or the Transaction. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond Archenia and the Company’s control. These include, among other things, the impact of competition on the business of Archenia, the Company, or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Archenia, the Company, or the industry or in the financial markets in general, which could affect the value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Craig-Hallum performed a discounted cash flow analysis of Archenia, using Archenia financial projections provided by the Company for the nine months ending December 31, 2026 and for the years ending December 31, 2027 through 2030, discussions with management of the Company and Archenia, a review of Archenia’s historical financial performance, and other factors. The discounted cash flow analysis was performed to demonstrate an illustrative indication of the implied enterprise value of Archenia.

Craig-Hallum first calculated unlevered free cash flows (calculated as net operating profit after tax plus depreciation and amortization, less capital expenditures, less increase in net working capital) of the Company through 2030. Craig-Hallum then calculated terminal values for the Company using the terminal value method based on revenue multiples. In calculating free cash flows, Craig-Hallum used an assume combined tax rate of 25.3%. A terminal value based on revenue multiples was then calculated by applying a range of terminal revenue multiples of 1.06x to 1.46x and a range of terminal EBITDA multiples of 7.25x to 11.25x (selected based on Craig-Hallum’s professional judgment after consideration of the precedent M&A transaction multiples and comparable public company multiples). These unlevered free cash flows and terminal values were then discounted to their respective present values as of June 25, 2026, using a range of discount rates of 18.3% to 22.3% (selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital of comparable public companies) to calculate a range of implied enterprise values for Archenia. From this analysis, Craig-Hallum derived the 25th and 75th percentiles for the values produced from the discounted cash flow analysis, which range was $31.2 million to $37.4 million for the revenue analysis and $40.6 million to $51.6 million for the EBITDA analysis. Craig-Hallum then compared this range to the Consideration payable in the Transaction.

Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal multiples and discount rates and is necessarily based on projections of future operations of the analyzed business. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Archenia’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is a less effective method of evaluating transactions than when combined with other methods.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Craig-Hallum but summarizes the material analyses performed by Craig-Hallum in rendering its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the circumstances of the evaluated transaction and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Craig-Hallum did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Craig-Hallum made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Craig-Hallum based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Craig-Hallum based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Craig-Hallum are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Craig-Hallum’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Craig-Hallum’s view of the actual value of the target or the combined company.

Craig-Hallum’s analyses were prepared solely as part of Craig-Hallum’s analysis of the fairness to the Company, from a financial point of view, as of May 8, 2026, of the Consideration to be paid by the Company under the Stock Purchase Agreement. The opinion of Craig-Hallum was only one of the factors taken into consideration by the Special Committee in making its determination to approve the Stock Purchase Agreement and the Transaction to be completed thereunder.

Pursuant to the terms of the engagement letter between the Company and Craig-Hallum, the Company agreed to pay Craig-Hallum a fee of $187,500 upon delivery of the opinion (the “Opinion Fee”). The Opinion Fee was not contingent upon the consummation of the Transaction or the conclusions reached in the opinion. Additionally, the Company has agreed to indemnify Craig-Hallum against certain liabilities and reimburse Craig-Hallum for certain expenses in connection with its services. Furthermore, Craig-Hallum was not requested to, and did not, (i) participate in negotiations with respect to the Stock Purchase Agreement or the Transaction, (ii) solicit any expressions of interest from any other parties with respect to any alternative transaction, or (iii) advise the Special Committee or the Board of Directors of the Company or any other party with respect to alternatives to the Transaction. In addition, Craig-Hallum was not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, including without limitation the form or structure of the Consideration, or to provide services other than the delivery of its opinion. Craig-Hallum has not otherwise acted as financial advisor to any party to the Transaction. The opinion was reviewed and approved by Craig-Hallum’s fairness opinion committee.

In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Craig-Hallum has not received fees or other compensation from the Company or Archenia in the past two years prior to the issuance of its opinion. Craig-Hallum and its affiliates may from time to time perform various investment banking and financial advisory services for the Company or Archenia and for other clients and customers that may have conflicting interests with Company or Archenia, for which Craig-Hallum would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Craig-Hallum has adopted policies and procedures to establish and maintain the independence of Craig-Hallum’s research department and personnel. As a result, Craig-Hallum’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Transaction and other participants in the Transaction that differ from the opinions of Craig-Hallum’s investment banking personnel.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Transaction.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Stock Purchase Agreement or completion of the Transaction.

Certain Material U.S. Federal Income Tax Consequences of the Transaction

The following is a summary of certain material U.S. federal income tax consequences of the Transaction to “U.S. holders” (as defined in the section below entitled “U.S. Holders” respectively) whose shares of Archenia Class A Common Stock and Class B Common Stock (“Archenia Common Stock”) are exchanged for the Notes pursuant to the Transaction. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based on the Internal Revenue Code (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These laws and authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to beneficial owners who hold shares of Archenia Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and is not intended for holders of Archenia Common Stock subject to special treatment under U.S. federal income tax law, including, without limitation, the following:

•        partnerships and other pass-through entities;

•        banks and other financial institutions;

•        tax-exempt organizations and pension funds;

•        individual retirement accounts;

•        insurance companies;

•        dealers or traders in securities;

•        persons who acquired their shares of Archenia Common Stock through the exercise of options or similar derivative securities or otherwise as compensation;

•        persons whose shares of Archenia Common Stock are qualified small business stock for purposes of Section 1202 of the Code;

•        persons whose shares of Archenia Common Stock are “Section 1244 stock” for purposes of Section 1244 of the Code;

•        persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•        persons who hold their shares of Archenia Common Stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

•        persons who have entered into a constructive sale of their Archenia Common Stock under the Code;

•        a controlled foreign corporation;

•        a passive foreign investment company; or

•        a U.S. expatriate.

This summary does not address any aspect of state, local or foreign tax laws, any estate or gift tax considerations, the application of the alternative minimum tax or any U.S. federal non-income taxes (including, for example, the additional 3.8% tax on certain net investment income that may be imposed under the Code) or any other form of taxation that may be applicable to a stockholder. Furthermore, it generally does not address the tax consequences of transactions effectuated before, after, or at the same time as the Transaction, whether or not they are in connection with the Transaction (including any conversion or disposition of the Notes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Archenia Common Stock, the tax treatment of a partner of such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Archenia Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Transaction to such partner.

U.S. Holders

For purposes of this summary, a “U.S. holder” is any beneficial owner of shares of Archenia Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•        an estate that is subject to U.S. federal income tax on its income regardless of its source.

U.S. Tax Considerations for the Exchange of Archenia Common Stock for the Notes

The exchange of shares of Archenia Common Stock for convertible promissory notes in the Transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Archenia Common Stock are converted into the right to receive the Notes in the Transaction will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of principal amount of the Notes received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Archenia Common Stock (i.e., shares of Archenia Common Stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held such shares for more than 12 months as of the Closing Date. Long-term capital gains of non-corporate U.S. holders are currently subject to favorable tax rates. There are limitations on the deductibility of capital losses.

U.S. Tax Considerations for the Ownership, Conversion, Retirement and/or Disposition of the Notes

The tax consequences of the ownership, conversion, retirement and/or disposition of the Notes will depend on certain future determinations of the Company, including whether (and to what extent) the Notes are required to be treated as issued with original issue discount (“OID”). Such consequences are based on complex laws, which may be subject to varying interpretations, and may depend upon the facts of a U.S. holder’s particular situation.

U.S. holders are urged to consult their own tax advisor(s) as to the specific tax consequences to them of the ownership, conversion, retirement and/or disposition of the Notes, including applicable U.S. federal, state, local and non-U.S. tax consequences, and as to any tax reporting requirements in light of their own tax situations.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 24%) may apply to payments to which a non-corporate U.S. holder is entitled under the Agreement and/or with respect to payments of interest on, or the conversion, retirement and/or disposition of the Notes, unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each U.S. holder that is a stockholder of record should complete and sign, under penalty of perjury, the IRS Form W-9 included as part of the letter of transmittal and return it to the Exchange Agent (with a copy to the Company in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a stockholder pursuant to the Transaction under the backup withholding rules will generally be allowable as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The U.S. federal income tax consequences described above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the Transaction. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder, the particular tax effects to the stockholder of the Transaction in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws, if applicable.

Anticipated Accounting Treatment

Marchex prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP.

The Company’s Business following the Transaction

If the Transaction is completed, the Company will continue to operate as an AI-powered conversation intelligence company, enhanced by Archenia’s performance-based customer qualification and acquisition capabilities.

Our primary product offerings are:

•        Marketing Edge.    Marketing Edge leverages conversational intelligence with generative AI to form a comprehensive marketing attribution and conversation data solution. The platform identifies which campaigns and channels drive inbound conversations, evaluates what happens during those conversations, and closes the sales loop by connecting converted sales to marketing driven leads. Through optimization and advanced tracking, Marketing Edge enables customers to improve marketing, validate budgets, and drive revenue acceleration and operational excellence.

•        Sonar Business Text Messaging.    Sonar Business Text Messaging is an AI-powered, intelligent, workflow-enabled mobile messaging solution that enables operations, sales, and marketing teams to communicate personally with field staff, prospects, and customers. Unlike basic text messaging, it provides a comprehensive and flexible two-way messaging solution that uses AI-powered automation to augment field-facing and customer-facing staff, driving dramatic and measurable increases in critical actions, customer engagement and conversions. The offering encompasses a unique workflow system that connects conversations to the client journey.

•        Marchex Platform Services.    Marchex Platform Services is a robust application programming interface (“API”) for conversation intelligence. It allows executives, sales, customer engagement, and marketing teams to apply Marchex AI to most any calls, regardless of communication platform, to identify actionable insights from conversations with their customers. This allows an active understanding of the conversations occurring. The platform enables a business to send phone call audio recordings directly from their existing communications platforms to Marchex, and in turn, receive actionable conversation insights such as call outcome, industry-specific deep call analysis, and speech-to-text transcripts, enabling data-driven decision-making, enhanced customer experiences, and improved sales outcomes. Marchex launched new features such as AI-generated Call Summaries and Sentiment Suite that are available via Marchex Platform Services. These new features analyze and generate summaries of consumer-to-business calls, enabling businesses to immediately identify customers who have had exceptionally good and dissatisfied experiences. They leverage the power of generative AI to help transform how businesses can capture and utilize critical insights from customer interactions and combine structured and unstructured data to provide a holistic view of customer emotions during conversations.

•        Spotlight.    Spotlight is an innovative AI conversation analytics product specifically designed for multi-location businesses. Trusted by top brands and used by thousands of multi-location rooftops, the product provides critical insights and delivers actionable, data-driven observations that help enterprises improve performance across their national and regional sales organizations. With Spotlight, corporate and regional managers can easily identify and track top-performing locations and those that may be underperforming. With this information, managers can make informed decisions to improve call handling and improve outcomes, leading to increased revenue and brand loyalty.

•        Engage.    Engage is a comprehensive solution that provides locations with applications to enhance their overall performance. With a keen focus on call handling and outcomes, it helps improve customer satisfaction ratings, increase appointment set rates, and drive incremental sales. The solution integrates call data into the business’s customer relationship management (“CRM”) to capture all customer interactions in one place, providing valuable insights for optimization and real-time alerts when a sales conversation ends negatively, creating opportunities for training, accountability, and empowering revenue growth.

•        Call Summary and Sentiment Suite.    Call Summary and Sentiment Suite are capabilities powered by generative AI that analyze and generate summaries of consumer-to-business calls, enabling businesses to identify customers who have had exceptionally good experiences and dissatisfied customers. This valuable data empowers companies to capitalize on positive interactions by advancing sales processes or encouraging positive online behaviors, including reviews, and take action to rectify concerns from dissatisfied customers. These products are the first in a series of AI enhancements in Marchex’s product pipeline designed to equip organizations with applications to proactively identify sales and growth opportunities, and address issues that may lead to negative experiences and reviews from dissatisfied customers.

•        AI for Industry Solution.    Marchex’s new AI for Industry solution offers a range of advanced capabilities designed to enhance business performance and customer engagement. The solution provides for automatic lead qualification, identifying high-value leads with industry-specific indicators to target the most valuable opportunities. Additionally, it offers improved attribution, allowing businesses to segment target audiences and improve automated bidding using attributes such as product/service, lead outcome, lead value, and topics. The solution enhances conversion performance by using high-quality metrics to understand the performance of conversion events through the sales funnel.

•        Archenia Qualified Leads.    Archenia sources consumer calls through a validated network of hundreds of publishers matched by such items as business vertical and geography. At initial contact, proprietary conversational AI agents qualify callers, with conversations analyzed, classified, and summarized via LLMs and AI verification, delivering immediate visibility into conversation quality and intent. Clients pay for engagements that result in such items as appointments, sales, exploratory calls, or commitments to follow up, directly aligning cost with outcome. Archenia’s low friction qualification process allows for precision in optimization and significantly improves customer acquisition programs and return on ad spend.

SEC Reporting

Our obligations as a public company to file reports with the SEC will not be affected as a result of the closing of the Transaction.

Expected Timing of the Transaction

We expect to complete the Transaction promptly following the Special Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, the Transaction may not be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Sellers, could result in the Transaction being delayed or not occurring at all.

STOCK PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Stock Purchase Agreement, a copy of which (including the Form of Convertible Promissory Note that is an exhibit thereto) is attached as Annex A to this Proxy Statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Stock Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement (including the Form of Convertible Promissory Note that is an exhibit thereto). All capitalized terms used but not defined in this section shall have the meanings set forth in the Stock Purchase Agreement. You are encouraged to read the Stock Purchase Agreement carefully and in its entirety (including the exhibit thereto), as well as this Proxy Statement and any documents included herewith, before making any decisions regarding the proposals being brought before the Special Meeting.

Purchase of Stock

Purchased Stock

Upon the terms and subject to the conditions of the Stock Purchase Agreement, Buyer has agreed to purchase, and Sellers have agreed to sell to Buyer, 100% of the outstanding shares of capital stock of Archenia.

Consideration

As consideration for the purchase of the Business, Buyer has agreed to pay the Sellers (a) an aggregate of $10 million in convertible promissory notes to be issued to the Sellers (the “Notes”), with interest at 6%, payable in three equal tranches on the 12-, 18-, and 24-month anniversaries of the closing date of the Transaction (the “Closing Date”), where principal and interest under the Notes are convertible in whole or in part into shares of the Company’s Class B common stock at a $1.80 price per share and (b) for each of the first and second 12-month periods following the Closing Date, to the extent (1) Archenia’s revenue or Adjusted EBITDA (as defined in the Stock Purchase Agreement) exceed such amounts for the 12-month period prior to the Closing Date, and (2) Archenia achieves certain specified integration or customer retention targets, the Company will issue to the Sellers an aggregate of 2 million shares of its Class B common stock for each such period (the “Earn-out Consideration,” and together with the Notes, the “Purchase Price”).

Representations and Warranties

The Agreement contains a number of representations and warranties made by the Buyer and Sellers. The statements embodied in those representations and warranties were made for purposes of the Agreement between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Agreement. Certain representations and warranties were made as of May 8, 2026, may be subject to contractual standards of materiality different from those generally applicable to stockholders or which may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since May 8, 2026, and these changes may or may not be fully reflected in the Buyer’s or Sellers’ public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Buyer and Sellers that is contained in this Proxy Statement, as well as in the filings that the Buyer will make and has made with the SEC. The representations and warranties contained in the Agreement may or may not have been accurate as of the date they were made, and we make no assertion herein that they are accurate as of the date of this Proxy Statement.

Buyer Representations and Warranties

In the Agreement, the Buyer has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Agreement. These representations and warranties relate to, among other things:

•        our organization;

•        our corporate authority to enter into the Agreement and each of the Related Agreements, the validity and enforceability of such agreements; and

•        our valid issuance of shares of the Company’s Class B common stock issuable upon conversion of the Notes.

Sellers Representations and Warranties

Sellers’ representations and warranties relate to, among other things:

•        its corporation organization;

•        its corporate authority to enter into the Agreement and each of the Related Agreements and the validity and enforceability of such agreements;

•        the absence of conflicts with its charter documents, applicable law or certain contracts as a result of the execution, delivery and performance by Sellers of the Stock Purchase Agreement and the Related Agreements;

•        litigation;

•        capitalization;

•        compliance with laws;

•        related party transactions;

•        title to the Shares and securities law compliance;

•        financial statements; and

•        the full disclosure of information.

Covenants

No Solicitation of Transactions

As part of the Transaction, the Sellers agreed that they will not, and will not authorize or permit their Affiliates or Representatives to, directly or indirectly, encourage, solicit, initiate, facilitate or continue any inquiries regarding, enter into discussions or negotiations concerning, provide information in connection with, or enter into any agreement or instrument relating to, any Acquisition Proposal, and that they will immediately cease any existing discussions or negotiations with respect to any Acquisition Proposal. The Sellers also agreed to promptly notify us orally and in writing of any Acquisition Proposal, request for information or related inquiry, including the material terms and conditions and the identity of the Person making the proposal or inquiry, and acknowledged that we would be entitled to specific enforcement for any breach of the no-solicitation covenant. In addition, the Sellers agreed to keep Company information confidential after Closing, subject to customary public-domain, lawful-source and legally compelled disclosure exceptions; the parties agreed not to make public announcements or communicate with the news media regarding the Stock Purchase Agreement or the Transaction without the other party’s prior written consent, unless required by Law or stock exchange requirements; the Sellers agreed to use reasonable best efforts to give required notices and obtain third-party consents; we and the Seller Representative agreed to cooperate on the Buyer proxy statement and our stockholders’ meeting, with us required to seek the Majority of the Minority Vote and the Seller Representative required to deliver specified voting proxies and not interfere with our proxy solicitation; we agreed, upon the Seller Representative’s post-Closing written request, to use commercially reasonable efforts to register the resale of the Conversion Shares and contingent consideration shares; and we agreed to prepare post-Closing Tax Returns for Pre-Closing Tax Periods consistently with past practice unless otherwise required by Law.

Confidentiality

The Sellers are restricted from disclosing confidential information concerning the Company after Closing, except for information that becomes public through no fault of the Sellers, is lawfully obtained from non-restricted sources, or is required to be disclosed by legal process or Law, and the parties are restricted from making public announcements or communicating with the news media about the Stock Purchase Agreement or the Transaction without the other party’s prior written consent unless required by Law or stock exchange requirements.

Stockholders Meeting

We are required, as promptly as reasonably practicable to (i) file this Proxy Statement with the SEC, and (ii) hold a meeting of stockholders for the purposes of obtaining the requisite stockholder approval and the Majority of the Minority Vote following the effectiveness of this Proxy Statement. We are required to cooperate and consult with Sellers in connection with the preparation of this Proxy Statement.

Closing Conditions

The respective obligations of the Parties to effect the Transaction are subject to satisfaction (or waiver by Sellers and the Buyer, if permitted by law) at or prior to the closing of certain conditions, including

•        the parties shall have performed in all material respects all covenants and agreements required to be performed by each of them at or prior to the closing;

•        receipt of the Majority of the Minority Vote;

•        receipt of the written consents (or waivers with respect thereto) as described in Schedule 3.04 of the Disclosure Schedule of the Stock Purchase Agreement; and

•        delivery of the various Related Agreements; and no occurrence of any Material Adverse Effect, which generally means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

Indemnification

Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of any Seller contained in the Stock Purchase Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to the Stock Purchase Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to the Stock Purchase Agreement.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated:

•        in writing by mutual consent of the Parties;

•        by either the Seller Representative or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before September 30, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

•        by Buyer by written notice to the Sellers if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in the Stock Purchase Agreement and such breach, inaccuracy or failure has not been cured by the Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

•        by the Sellers by written notice to Buyer if the Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in the Stock Purchase Agreement and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from the Sellers.

In the event of termination of the Stock Purchase Agreement, the Stock Purchase Agreement will become void without liability on the part of any Party or its officers, directors or stockholders (with certain limited exceptions).

Transaction Costs

Except as otherwise provided in the Agreement, all fees and expenses incurred in connection with the Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Transaction is consummated.

Governing Law

The Stock Purchase Agreement is governed by Delaware law.

Form of Convertible Promissory Note

At the closing of the Transaction, we will issue convertible promissory notes to the Sellers as the consideration for the purchase of their shares, with each Seller receiving a note in a principal amount equal to such Seller’s pro rata share of the $10.0 million purchase price. The notes will accrue simple interest at a rate of 6% per year from the date of issuance until paid in full or converted, and the outstanding principal will be payable in three equal installments on the dates that are 12 months, 18 months and 24 months following the closing of the Transaction, with accrued interest payable together with the applicable principal installment. We may not prepay the notes before the applicable maturity date without the consent of the applicable holder. At any time before a note is paid in full, the holder may elect to convert all or a portion of the outstanding principal and accrued but unpaid interest under the note into shares of our Class B common stock at a conversion price of $1.80 per share. The notes and any shares issuable upon conversion will be restricted securities, and the holders acknowledge that there is no public market for the notes and that we have no obligation to register the notes or the conversion shares except as provided in the Stock Purchase Agreement

INTERESTS OF RELATED PARTIES IN THE TRANSACTION

As previously described in this Proxy Statement, the Company entered into the Stock Purchase Agreement with the Sellers, who include Russell C. Horowitz, our Chairman, and Michael Arends, our Vice Chairman. Accordingly, all of the rights and obligations of Sellers under the Stock Purchase Agreement indirectly affect the interests of Messrs. Horowitz and Arends. Whether and to what extent the payments in connection with the Earn-out Consideration are made by the Company may be influenced by the future business performance, accounting decisions and influence of Sellers. In addition, as directors of Marchex, Messrs. Horowitz and Arends enjoy certain rights to indemnification from the Company, which may be triggered in circumstances relating to the Stock Purchase Agreement.

In light of these different or additional interests, the Board formed the Special Committee, comprised solely of independent directors of the Company, to consider and negotiate the terms of the Transaction and to ensure the terms were fair, advisable to and in the best interests of the Company and its stockholders. On May 8, 2026, the Special Committee approved the Transaction and recommended that the Board do the same.

FINANCIAL INFORMATION

Consolidated Financial Statements of Marchex

Marchex’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024, and the notes thereto, are contained in our annual report on Form 10-K that is incorporated by reference into this Proxy Statement. Marchex’s unaudited condensed consolidated financial statements as of and for the fiscal quarters ended March 31, 2026 and 2025, and the notes thereto, are contained in our quarterly report on Form 10-Q that is incorporated by reference into this Proxy Statement.

Unaudited Pro Forma Consolidated Financial Information

Marchex has prepared unaudited pro forma consolidated financial information and notes thereto for Marchex, which begin on page F-2. The unaudited pro forma consolidated financial information has been prepared from Marchex’s historical consolidated financial statements and give effect to the Transactions. There can be no assurance that the Transaction will be consummated. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Marchex and the notes thereto.

Consolidated Financial Statements of Archenia and Subsidiary

Archenia has prepared audited consolidated financial statements as of and for the fiscal year ended December 31, 2025, and notes thereto, which begin on page F-9. Archenia has also prepared unaudited condensed consolidated financial statements as of and for the quarterly period ended March 31, 2026, and notes thereto, which begin on page F-23.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of April 10, 2026 by:

•        each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•        each of our directors and nominees for director;

•        each of our current “named executive officers” (as defined in Regulation S-K Item 402); and

•        all of our current directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 4,660,927 shares of our Class A common stock and 39,896,634 shares of our Class B common stock outstanding as of April 10, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable or issuable upon vesting within 60 days of April 10, 2026, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 1448 NW Market St, Suite 500, Seattle, Washington 98107. Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned				Total Voting Power(1) (%)
Name and, as appropriate, Address of Beneficial Owner	Class A Common Stock		Class B Common Stock
	Shares	%	Shares	%
5% Security Holders:
Edenbrook Capital, LLC(2)	—	—	14,561,905	36.7	9.3
116 Radio Circle
Mount Kisco, NY 10549
Koller Capital LLC(3)	—	—	3,865,175	9.8	2.5
1343 Main Street, Suite 413
Sarasota, FL 34236
NEOs and Directors:
Michael Arends(4)	—	—	2,081,666	5.3	1.3
Dennis Cline(5)	—	—	286,760	*	*
Donald Cogsville(6)	—	—	230,623	*	*
Francis Feeney(7)	—	—	855,428	2.2	*
Troy Hartless(8)	—	—	675,000	1.7	*
Russell Horowitz(9)	4,660,927	100.0	1,449,855	3.7	75.5
Brian Nagle(10)	—	—	26,249	*	*
M. Wayne Wisehart(6)	—	—	461,145	1.2	*
All directors and executive officers as a group (8 persons)(11)	4,660,927	100.0	6,066,726	15.3	78.5

____________

*        Beneficial ownership or total voting power, as the case may be, representing less than one percent.

(1)      Percentage of voting power represents voting power with respect to shares of our Class A and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share and each holder of Class B common stock shall be entitled to 1 vote per share on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)      Based on the most recently available Schedule 13D filed with the SEC on November 13, 2023 by Edenbrook Capital, LLC (“Edenbrook”); Jonathan Brolin, an individual; and Edenbrook Long Only Value Fund, LP (“Edenbrook Fund”). Edenbrook and Mr. Brolin report beneficial ownership and shared voting and dispositive power of 14,561,905 shares of our Class B common stock. The Edenbrook Fund reports beneficial ownership of 13,239,567 shares of our Class B common stock.

(3)      Based on the most recently available Schedule 13G filed with the SEC on February 9, 2024 by Koller Capital LLC (“Koller”); Koller Microcap Opportunities Fund LP (“Koller Microcap”); and Ross Koller. Koller, Koller Microcap, and Mr. Koller collectively reported beneficial ownership of 3,865,175 shares of our Class B common stock.

(4)      Includes: (1) 14,750 shares of restricted stock subject to vesting; (2) 639,937 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026; (3) 18,100 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (4) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife. 1,077,879 shares of such Class B common stock have been pledged as collateral to a third-party lender.

(5)      Includes: (1) 140,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026; (2) 28,500 shares of our Class B common stock held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member; and (3) 10,000 shares of our Class B common stock held by the Colburn Cline Trust for the benefit of Colburn Cline, the son of Mr. Cline, for which shares Mr. Cline disclaims beneficial ownership.

(6)      Includes 140,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026.

(7)      Includes: (1) 10,000 shares of restricted stock that are subject to vesting; and (2) 515,500 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026.

(8)      Includes 587,500 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026.

(9)      Includes: (1) 4,660,927 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 12,750 shares of restricted stock subject to vesting; (3) 452,937 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026; and (4) 5,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz. Mr. Horowitz is the managing member of MARRCH Investments, LLC and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities.

(10)    Includes 18,749 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026.

(11)    Includes an aggregate of: (1) 4,660,927 shares of our Class A common stock; (2) 37,500 shares of restricted stock that are subject to vesting; and (3) 2,634,623 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2026.

PROPOSAL TWO: ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Stock Purchase Proposal at the time of the Special Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against approval of the Stock Purchase Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Stock Purchase Agreement such that the Stock Purchase Proposal would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Stock Purchase Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Stock Purchase Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Regardless of whether a quorum is present at the Special Meeting, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our Common Stock entitled to vote, present and voting, or represented by proxy at the Special Meeting, is required to approve the Adjournment Proposal.

The Board believes that it is in the best interests of the Company and its stockholders to be able to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve the Stock Purchase Agreement if there are insufficient votes to approve the Stock Purchase Agreement at the time of the Special Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of the Company intended to be presented for consideration at our 2026 Annual Meeting of Stockholders must be received by the Company no later than July 7, 2026 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be addressed to the attention of the Company’s Corporate Secretary, 1448 NW Market St, Suite 500, Seattle, WA 98107. Stockholders who wish to present a proposal at our 2026 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, should send notice to the Company by October 17, 2026. If a stockholder proposal is not submitted by this date and it is properly brought before our 2026 Annual Meeting of Stockholders, we may exercise voting discretion to vote the proxies that the Board solicits for our 2026 Annual Meeting of Stockholders on such stockholder proposal in accordance with our best judgment. If a stockholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. The corresponding proposal submission date for our 2025 Annual Meeting of Stockholders was August 30, 2025. We have discretionary authority to vote the proxies that the Board solicits for our 2025 Annual Meeting of Stockholders on any stockholder proposals properly brought before our 2025 Annual Meeting of Stockholders with respect to which the Company was not notified by that date.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with our 2026 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 17, 2026.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail one copy of this proxy statement, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses.

We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, and this proxy statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

OTHER MATTERS

The Board is not aware of any other matter other than those set forth in this Proxy Statement that will be presented for action at the Special Meeting. If other matters properly come before the Special Meeting, the persons appointed as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, pursuant to which we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be accessed at www.sec.gov. We also post the reports and other information we file with or furnish to the SEC on our website, www.marchex.com.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate by reference the following documents (each SEC File No. 000-50658):

•        our annual report on Form 10-K for the year ended December 31, 2025, as filed with the SEC March 26, 2026 and amended on April 17, 2026;

•        our quarterly report on Form 10-Q for the quarterly period ended March 31, 2026, as filed with the SEC on May 14, 2026; and

•        our current reports on Form 8-K filed with the SEC on January 30, 2026, February 18, 2026, April 15, 2026, May 1, 2026, and May 12, 2026.

We are not, however, incorporating any documents or information that are deemed to be furnished and not filed in accordance with SEC rules and regulations.

You may obtain all documents we incorporate by reference through our website, www.marchex.com, and from the SEC at its website, www.sec.gov. We will also provide to each person to whom a proxy statement is delivered, upon written or oral request, any document we incorporate by reference but do not deliver with this Proxy Statement. You may request a copy of these documents by contacting us at Marchex, Inc., 1448 NW Market St, Suite 500, Seattle, Washington 98107 or (206) 331-3300. If so requested, we will provide a copy of the incorporated filings at no cost within one (1) business day.

Any statement contained in a document incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

By order of the Board of Directors
Dated:, June 5, 2026
/s/ Francis Feeney
Francis Feeney
Seattle, Washington	Chief Operating Officer, Chief Legal Officer, and Corporate Secretary

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is derived from the historical consolidated financial statements of Marchex, Inc. (“Marchex” or the “Company”) as of and for the quarterly period ended March 31, 2026, which are incorporated by reference herein. The pro forma adjustments give effect to the Company’s purchase from the stockholders (each a “Seller”, and collectively, the “Sellers”) of Archenia, Inc. (“Archenia” or the “Business”) 100% of the outstanding shares of capital stock of Archenia, upon the terms and subject to the conditions of the Stock Purchase Agreement between the Company and Sellers dated May 8, 2026 (the “Stock Purchase Agreement”), as described below.

Basis of Presentation and Accounting Treatment

The transaction contemplated by the Stock Purchase Agreement between Marchex and Archenia is considered a transaction between entities under common control for accounting purposes under U.S. Generally Accepted Accounting Principles. Accordingly, the transaction is not accounted for as a business combination under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which applies when an acquirer obtains control of a business.

Instead, transactions between entities under common control are governed by ASC 805-50, Transactions Between Entities Under Common Control, which requires that Archenia’s net assets transferred be recognized at their historical carrying amounts, reflecting the basis of accounting of the ultimate controlling party.

Because Marchex and Archenia have been under the control of the same controlling shareholders both prior to and after the consummation of the transaction, there is no substantive change in control over the underlying net assets. As a result, the transaction is accounted for as a reorganization among entities under common control, rather than as the acquisition of one entity by another.

As such, these unaudited pro forma condensed consolidated financial statements do not include adjustments to reflect the following:

•        No goodwill or other intangible assets have been recognized; and

•        No step-up to fair value of acquired assets and liabilities.

The unaudited pro forma consolidated balance sheet as of March 31, 2026, is presented to reflect adjustments to Marchex’s balance sheet as if the Transaction were completed on March 31, 2026.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2025 and the quarterly period ended March 31, 2026 is presented as if the Transaction were completed on January 1, 2025.

The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma consolidated financial information;

•        the audited annual consolidated financial statements and the unaudited interim financial statements, in each case including the accompanying notes of Marchex, Inc., incorporated by reference herein; and

•        the audited annual consolidated financial statements and the unaudited interim financial statements, in each case including the accompanying notes of Archenia, Inc., attached hereto as incorporated by reference herein.

The unaudited pro forma condensed consolidated financial data has been presented for informational purposes only. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and the Company believes such assumptions are reasonable under the circumstances. The pro forma data is not necessarily indicative of our results of operations or financial condition had the Transaction been completed on the dates assumed. In addition, they are not necessarily indicative of our future results of operations or financial condition.

Combined Marchex and Archenia
Unaudited Pro Forma Consolidated Combined Balance Sheet
March 31, 2026
(in thousands, except per share data)

	Marchex, Inc. Historical	Archenia, Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$9,019	$542	$—		$9,561
Accounts receivable, net	6,826	1,847	(15)	(1)	8,658
Prepaid expenses	1,071	26	—		1,097
Other current assets	1,230	11	—		1,241
Total current assets	$18,146	$2,426	$(15)		$20,557
Property and equipment, net	1,975	63	—		2,038
Other assets, net	541	2	—		543
Right-of-use lease assets	326	—	—		326
Goodwill	17,558	—	—		17,558
Total assets	$38,546	$2,491	$(15)		$41,022
Liabilities and Stockholders Equity
Accounts payable	2,990	1,412	(15)	(1)	4,387
Accrued benefits and payroll	855	—	—		855
Other accrued expenses and current liabilities	3,271	570	—		3,841
Deferred revenue and deposits	698	—	—		698
Operating lease liability	373	—	—		373
Total current liabilities	$8,187	1,982	(15)		$10,154
Deferred tax liabilities	802	—	—		$802
Shareholder loans and other amounts	—	2,334	—		2,334
Operating lease liability, non-current	205	—	—		205
Other non-current	500	—	—		500
Convertible promissory notes	—	—	10,000	(2)	10,000
Total liabilities	$9,694	$4,316	$9,985		$23,995
Common stock	445	—			445
Additional paid-in-capital	361,544	3,786	(10,000)	(2)	355,330
Accumulated deficit	(333,137)	(5,611)	—		(338,748)
Total stockholders equity	$28,852	$(1,825)	$(10,000)		$17,027
Total liabilities and stockholders equity	$38,546	$2,491	$(15)		$41,022

Combined Marchex and Archenia
Unaudited Pro Forma Consolidated Combined Statement of Operations
Year Ended December 31, 2025
(in thousands, except per share data)

	Marchex, Inc. Historical	Archenia, Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$45,420	$17,973	(90)	(4)	$63,303
Expenses:
Cost of revenue	16,626	12,801	—		29,427
Amortization of capitalized software development costs	89	—	—		89
Total cost of revenue	$16,715	$12,801	—		$29,516
Sales and marketing	12,528	1,881	—		14,409
Product development	9,747	1,712	—		11,459
General and administrative	10,804	1,433	(90)	(4)	12,147
Acquisition settlement	1,350	—	—		1,350
Total operating expenses	51,144	17,827	(90)		68,881
Loss from operations	(5,724)	146	—		(5,578)
Interest income (expense) and other, net	568	(270)	(600)	(3)	(302)
Loss before income tax expense	(5,156)	(124)	(600)		(5,880)
Income tax expense	79	7	—		86
Net loss	(5,235)	(131)	(600)		(5,966)
Basic and diluted net loss per Class A and Class B share applicable to common stockholders	(0.12)	(0.03)	—		(0.14)
Shares used to calculated basic net loss per share applicable to common stockholders
Class A	4,661	—	—		4,661
Class B	39,199	5,000	(5,000)		39,199

Combined Marchex and Archenia
Unaudited Pro Forma Consolidated Combined Statement of Operations — (Continued)
Quarter Ended March 31, 2026
(in thousands, except per share data)

	Marchex, Inc. Historical	Archenia, Inc. Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$10,618	$3,829	—		$14,447
Expenses:
Cost of revenue	4,120	2,768	—		6,888
Amortization of capitalized software development costs	78	—	—		78
Total cost of revenue	$4,198	$2,768	—		$6,966
Sales and marketing	3,258	402	—		3,660
Product development	2,407	379	—		2,786
General and administrative	2,106	299	—		2,405
Total operating expenses	11,969	3,848	—		15,817
Loss from operations	(1,351)	(19)	—		(1,370)
Interest income (expense) and other, net	(174)	(67)	(150)	(3)	(391)
Loss before income tax expense	(1,525)	(86)	(150)		(1,761)
Income tax expense	199		—		199
Net loss	(1,724)	(86)	(150)		(1,960)
Basic and diluted net loss per Class A and Class B share applicable to common stockholders	(0.04)	(0.02)	—		(0.04)
Shares used to calculated basic net loss per share applicable to common stockholders
Class A	4,661	—			4,661
Class B	39,301	5,000	(5,000)		39,301

Combined Marchex and Archenia
Notes to Unaudited Pro Forma Consolidated Condensed Financial Information

(1)    Represents intercompany receivables and payables between Marchex and Archenia related to the Company’s services agreement.

(2)    Represents the convertible promissory note of $10 million to be issued to the Seller of Archenia as part of the Stock Purchase Agreement. The pro forma balance sheet assumes the agreement was completed on March 31, 2026.

(3)    Represents the interest accrued at 6% on the convertible promissory note of $10 million to be issued to the Seller of Archenia as part of the Stock Purchase Agreement. The pro forma statement of operations and impact of the accrued interest assumes the agreement was completed as of January 1, 2025.

(4)    Represents the elimination of revenue and operating expenses related to the Company’s services agreement.

AUDITED FINANCIAL STATEMENTS OF ARCHENIA, INC. AND SUBSIDIARY
Year Ended December 31, 2025

Independent Auditor’s Report

Board of Directors
Archenia, Inc.

Opinion

We have audited the consolidated financial statements of Archenia, Inc. and its subsidiary (the Company), which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statement of operations, statement of stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Los Angeles, CA
May 8, 2026

ARCHENIA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(In Dollars)

December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$358,264
Accounts receivable, net	2,022,016
Prepaid expenses and other current assets	96,942
Total current assets	2,477,222
Property and equipment, net	78,131
Other assets, net	1,438
Total assets	$2,556,791
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,475,669
Accrued expenses and other current liabilities	601,677
Total current liabilities	2,077,346
Shareholder loans and other amounts	2,266,439
Total liabilities	$4,343,785
Commitments and contingencies – See Note 3
Stockholders’ deficit:
Preferred stock: $0.01 par value; authorized 1,000 shares; 0 issued and outstanding at December 31, 2025 and December 31, 2024	$—
Common stock: $0.01 par value; authorized 9,000 shares
Class A: 4,000 shares authorized; 0 and 223 issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—
Class B: 5,000 shares authorized; 5,000 issued and outstanding at December 31, 2025 and December 31, 2024	50
Additional paid-in capital	3,738,786
Accumulated deficit	(5,525,830)
Total stockholders’ deficit	(1,786,994)
Total liabilities and stockholders’ deficit	$2,556,791

See accompanying Notes to Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY
Consolidated Statement of Operations
(In Dollars)

Year Ended December 31, 2025
Revenue	$17,972,555
Expenses:
Cost of revenue	12,800,584
Sales and marketing	1,880,522
Product development	1,712,491
General and administrative	1,433,241
Total operating expenses	$17,826,838
Income from operations	145,717
Interest expense from shareholder loans	(269,545)
Loss before income tax expense	(123,828)
Income tax expense	7,421
Net loss	$(131,249)

See accompanying Notes to Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY
Consolidated Statement of Stockholders’ Deficit
(In Dollars)

	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2024	223	$2	5,000	$50	$4,151,368	$(5,394,581)	$(1,243,161)
Repurchase of Class B common stock	(223)	(2)	—	—	(602,750)	—	(602,752)
Stock compensation from options	—	—	—	—	190,168	—	190,168
Net loss	—	—	—	—	—	(131,249)	(131,249)
Balance at December 31, 2025	—	$—	5,000	$50	$3,738,786	$(5,525,830)	$(1,786,994)

See accompanying Notes to Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY
Consolidated Statement of Cash Flows
(In Dollars)

Year Ended December 31, 2025
Cash flows from operating activities:
Net loss	$(131,249)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	64,651
Provision for doubtful accounts and advertiser credits	137,700
Stock-based compensation	190,168
Change in certain assets and liabilities:
Accounts receivable, net	(819,301)
Prepaid expenses and other current assets	49,322
Accounts payable	(392,481)
Shareholder loans and other amounts	(119,504)
Accrued expenses and other current liabilities	(248,076)
Net cash used in operating activities	$(1,268,770)
Cash flows from investing activities:
Purchases of property and equipment	(6,154)
Net cash used in investing activities	$(6,154)
Cash flows from financing activities:
Repurchase of Class B common stock for treasury stock	(602,750)
Net cash used in financing activities	$(602,750)
Net decrease in cash and cash equivalents	(1,877,674)
Cash and cash equivalents at beginning of period	2,235,938
Cash and cash equivalents at end of period	$358,264
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$8,780
Cash paid for interest, net	$389,049

See accompanying Notes to Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 1: Description of Business and Summary of Significant Accounting Policies

(a) Description of Business and Basis of Presentation

Archenia, Inc. and its wholly owned subsidiary, Jingle Networks, Inc. (“Archenia” or the “Company”) are a performance-based marketing technology company focused on customer qualification and acquisition. The Company transforms consumer intent into Artificial Intelligence (“AI”)-verified, outcome-based results by leveraging AI, natural-language analytics, and automated decisioning to identify and deliver high-intent consumer interactions to advertisers. Archenia was formed in 2020.

The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of our Consolidated Financial Statements requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company has used estimates related to several financial statement amounts, including revenues, allowance for credit losses, allowance for advertiser credits, useful lives for property and equipment, the fair value of stock options awards, and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

In certain cases, the Company records revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owed that occurs subsequent to the end of a reporting period.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains cash balances with large financial institutions in excess of federally insured limits.

(c) Fair Value of Financial Instruments

The Company had the following financial instruments as of December 31, 2025: cash and cash equivalents, accounts receivable, refundable taxes, accounts payable, shareholder loans, and accrued liabilities. The carrying value of these financial instruments approximates their fair value based on the nature and liquidity of these financial instruments.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable balances are presented net of allowance for doubtful accounts and allowance for advertiser credits.

Allowance for Credit Losses

The allowance for credit losses is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. Past due balances over 90 days and specific other balances are reviewed individually for collectability. The Company reviews the allowance for collectability quarterly. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2025 and 2024, the allowance for credit losses was $137,700 and $0, respectively. There were no charge-offs or recoveries of accounts receivable during the year.

Allowance for Advertiser Credits

The allowance for advertiser credits is the Company’s best estimate of the amount of expected future reductions in advertisers’ payment obligations related to delivered services. The Company determines the allowance for advertiser credits and adjustments based on analysis of historical credits.

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 1: Description of Business and Summary of Significant Accounting Policies (cont.)

(e) Property and Equipment

Property and equipment are stated at cost. Depreciation on computers and other related equipment, purchased and internally developed software, and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets, generally averaging three years.

(f) Revenue Recognition

The Company derives revenue primarily from providing performance-based customer acquisition, lead qualification, and related data and analytics services to advertisers and marketing partners. These services are delivered through the Company’s proprietary technology platform and related operational processes. Revenue is recognized as the Company satisfies its performance obligations by transferring control of the promised services to the customer. The Company’s revenue arrangements generally consist of contracts with customers to deliver qualified, outcome-based consumer interactions, which may include:

•        AI-validated inbound phone calls or conversations;

•        Qualified leads or appointments meeting defined customer criteria; and

•        Associated analytics, reporting, and campaign management services.

Contracts typically define specific qualification thresholds or outcome criteria that must be met for the Company to be entitled to consideration. The Company’s contracts generally contain a single performance obligation, which is to deliver qualified outcomes or consumer interactions that meet contractual criteria over the contract term. The Company has concluded that the individual qualified interactions or outcomes are substantially the same and are transferred to the customer in a series. Accordingly, the Company accounts for these services as a series of distinct services that are substantially the same and have the same pattern of transfer, and therefore constitute a single performance obligation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The transaction price is generally variable and is based on:

•        The number of qualified outcomes delivered; and

•        Contractually defined rates per qualified interaction or outcome.

The Company estimates variable consideration using the expected value method, as it better predicts the amount of consideration to which the Company will be entitled. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

Contracts generally do not include significant financing components, as payment terms are typically short-term in nature. Because the Company’s contracts generally include a single performance obligation, the entire transaction price is allocated to that performance obligation. Revenue is recognized over time as the Company satisfies its performance obligation by delivering qualified outcomes or consumer interactions to customers.

The majority of the Company’s customers are invoiced on a monthly basis following the month of the delivery of services and are required to make payments under standard credit terms.

(g) Cost of Revenue

The largest component of the Company’s cost of revenue consists of user acquisition costs, which relate primarily to payments made to third-party distribution partners for access to their mobile, online, and other consumer traffic sources used to generate qualified customer interactions. The Company enters into agreements of varying durations with distribution partners that integrate the Company’s services into their platforms, websites, and other distribution channels. These arrangements are designed to deliver consumer interactions that meet contractually defined

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 1: Description of Business and Summary of Significant Accounting Policies (cont.)

qualification criteria. The primary payment structure under the Company’s distribution partner agreements is variable consideration based on a specified percentage of revenue generated from qualified outcomes delivered to customers. In certain arrangements, variable payments are subject to minimum payment thresholds per qualified interaction, such as a phone call or other defined action.

Cost of revenue also includes network operations and customer service costs, which consist primarily of costs incurred to provide the Company’s performance-based advertising and customer acquisition services. These costs include network and infrastructure costs; fees paid to third-party service providers that support campaign execution, qualification, analytics, and reporting; customer service and quality assurance costs; and personnel-related costs for employees directly involved in delivering customer acquisition services, including salaries, benefits, payroll taxes, and stock-based compensation.

(h) Advertising Expenses

Advertising costs are expensed as incurred and include mobile and online advertising and related outside marketing activities, including sponsorships and trade shows. Such costs are included in sales and marketing and were $136,531 for the year ended December 31, 2025.

(i) Product Development

Product development costs consist primarily of expenses incurred by the Company in the research and development (“R&D”), creation, and enhancement of the Company’s products and services. R&D costs are expensed as incurred and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services. For the periods presented, substantially all of the product development expenses are R&D. Other product development costs are expensed as incurred or capitalized into property and equipment in accordance with ASC 350, Intangibles — Goodwill and Other, which requires that costs incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

(j) Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in results of operations in the period that includes the enactment date.

(k) Stock-Based Compensation

The Company measures stock-based compensation cost at the grant date based on the fair value of the award and recognizes it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award using the straight-line method.

(l) Concentrations

The Company maintains substantially all of its cash and cash equivalents with one financial institution and are all considered at Level 1 fair value with observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 1: Description of Business and Summary of Significant Accounting Policies (cont.)

The customers representing more than 10% of consolidated revenue and accounts receivable are as follows (in percentages):

	Revenue	Accounts Receivable
Customer 1	26%	0%
Customer 2	16%	22%
Customer 3	11%	4%
Customer 4	10%	31%
	63%	57%

(m) Liquidity

During the year ended December 31, 2025, the Company reported a net loss and cash used in operations, and has a stockholders’ deficit as of December 31, 2025, however, based on our operating plans we believe that our resources will be sufficient to fund our operations, including any investments in strategic initiatives, for at least twelve months from May 8, 2026, the date of financial statement issuance. The Company considers any substantial doubt raised from our net loss from operations, which were largely driven due to non-cash charges including depreciation and stock-based compensation, to be alleviated by management’s future operating plans, which consist of strategies for product innovation, increased sales, and cost cutting and efficiency efforts. When evaluating the Company’s ability to continue as a going concern, management analyzed our working capital and cash position, positive momentum at the end of the year ended December 31, 2025, operating performance, and absence of any internal or external matters outstanding that would cause operating plans to be significantly revised.

(n) Related Parties

Certain shareholders of the Company are considered related parties. During the year ended December 31, 2025, the Company entered into transactions with entities and individuals that are owned or controlled by, or otherwise affiliated with, these shareholders.

During the year ended December 31, 2025, the Company made payments to related parties primarily for professional and shared service, which were recorded as operating expenses in the Consolidated Statement of Operations.

Total expenses during the year ended December 31, 2025 were $269,981 and recorded in general and administrative expenses, of which $78,892 was payable as of December 31, 2025 and recorded in accounts payable.

The Company did not enter into any other material related party transactions during the year.

(o) Recent Accounting Pronouncement Not Yet Effective

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Improvements to Income Tax Disclosures, which requires entities to disclose disaggregated information about their effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2025 and may be applied on a prospective basis, with early adoption permitted. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.

In September 2025, the FASB issued ASU 2025-06, Accounting for Internal-Use Software, which makes improvements to internal-use software accounting guidance to better align with contemporary software development practices, rather than traditional, stage-based models. Under the revised guidance, a Company may begin capitalizing internal-use software costs only when management has authorized and committed to funding the project and it’s probable that the project will be completed and used for its intended function. ASU 2025-06 is effective for annual periods beginning after December 15, 2027, with early adoption permitted. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 1: Description of Business and Summary of Significant Accounting Policies (cont.)

In July 2025, the FASB issued Accounting Standards Update 2025-05, Financial Instruments — Credit Losses: Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU amends existing guidance to reduce the cost and complexity of estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. The ASU introduces (i) a practical expedient, available to all entities, that permits an entity to assume that current economic conditions as of the balance sheet date will not change over the remaining life of such assets when developing reasonable and supportable forecasts, and (ii) for entities other than public business entities that elect the practical expedient, an accounting policy election to consider collection activity occurring after the balance sheet date when estimating expected credit losses. The amendments do not change the recognition or measurement requirements for other financial assets. The guidance is effective for interim and annual reporting periods beginning after December 15, 2025, with early adoption permitted for financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of ASU 2025-05 on its Consolidated Financial Statements and related disclosures.

Note 2: Property and Equipment

Property and equipment consisted of the following (in dollars):

December 31, 2025
Property and equipment	$354,888
Less: accumulated depreciation	(276,757)
Property and equipment, net	$78,131

Depreciation expense for the year ended December 31, 2025 was $64,651.

Note 3: Commitments and Contingencies

(a) Commitments

The Company has commitments for future payments related to shared office space. The Company leases its office facilities under operating lease agreements expiring on December 31, 2027. The Company recognizes rent expense under such agreements on a straight-line basis over the lease term.

Future minimum payments under this agreement is as follows (in dollars):

Total
2026	$9,600
2027 and thereafter	9,600
Total minimum payments	$19,200

The Company’s right-of-use asset and liability are not material individually or in the aggregate to the Consolidated Financial Statements.

(b) Contingencies

The Company from time to time is a party to disputes and legal and administrative proceedings arising from the ordinary course of business.

While any litigation contains an element of uncertainty, the Company is not aware of any legal proceedings or claims which are pending that the Company believes, based on current knowledge, will have, individually or taken together, a material adverse effect on the Company’s financial condition, results of operations or liquidity.

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 4: Taxes

The components of the Company’s loss before income tax expense consisted of the following (in dollars):

Year Ended December 31, 2025
United States	$(123,828)
Loss before income tax expense	$(123,828)

The Company’s income tax expense consisted of the following (in dollars):

Year Ended December 31, 2025
Current provision
State	$7,421
Total income tax expense	$7,421

The Company’s income tax expense differed from the amounts computed by applying the U.S. federal statutory rate to the loss before income tax expense for the following items (in dollars, except percentages):

	Year Ended December 31, 2025	% of Loss Before Income Tax
Income tax benefit at U.S. statutory rate	$(26,004)	21.0%
State taxes, net of valuation allowance	4,970	-4.0%
Tax law changes	12,233	-9.9%
Valuation allowance	20,224	-16.3%
Nondeductible items	(4,002)	3.2%
Total income tax expense	$7,421	-6.0%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below and reflect the 21% U.S. federal statutory rate as of December 31, 2025 (in dollars):

As of December 31, 2025
Deferred tax assets:
Federal net operating and capital losses	$522,321
Nonqualified options and RSAs	70,570
Accruals and reserves	54,933
Other	4,293
Gross deferred tax assets	$652,117
Valuation allowance	(691,983)
Net deferred tax assets	$(39,866)
Deferred tax liabilities:
Fixed assets	$35,140
Capitalized R&D	4,726
Gross deferred tax liabilities	39,866
Total net deferred tax assets	$—

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 4: Taxes (cont.)

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction by jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made. The Company’s management believes that, based on a number of factors, it is more likely than not, that all of the deferred tax assets will not be realized; and accordingly, for the year ended December 31, 2025 the Company has provided a full valuation allowance against the Company’s U.S. net deferred tax assets. The net change in the valuation allowance for the year ended December 31, 2025 was an increase of $20,224.

As of December 31, 2025, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $2,421,958 and $226,035, respectively, which will begin to expire in 2045 with $2,421,958 of our federal net operating loss carryforward lasting indefinitely.

The Internal Revenue Code (“IRC”) of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses may be limited as prescribed under IRC Section 382. Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions.

The Company files income tax returns in the U.S. federal, and various state jurisdictions, with varying statutes of limitation. The Company is generally no longer subject to tax examinations for years prior to 2022 for federal purposes and prior to 2021 for state purposes, except in certain limited circumstances.

The following table summarizes activity related to tax contingencies (in dollars):

Gross tax contingencies – December 31, 2024	$86,955
Gross activity to current period tax positions	—
Gross tax contingencies – December 31, 2025	$86,955

The Company does not anticipate any significant changes to its unrecognized tax contingencies in the next 12 months. The unrecognized tax benefit, if recognized, would impact the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax contingencies within the income tax provision line on the accompanying consolidated statements of operations. There was an immaterial amount of interest and penalties on uncertain tax contingencies recognized during the year ended December 31, 2025.

Note 5: Stockholders’ Deficit

(a) Common Stock and Authorized Capital

The authorized capital stock of the Company consists of 1,000 of preferred stock; 4,000 shares of Class A common stock; and 5,000 shares of Class B common stock.

(b) Stock Option Grants

The Company maintains equity incentive plans under which it could grant equity (restricted stock units and stock options) to employees, officers, directors, as part of its long-term incentive compensation program. Stock options are generally granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 5: Stockholders’ Deficit (cont.)

and have contractual terms of up to ten years from the grant date. Option awards typically vest over service-based vesting periods of four years and may include accelerated vesting provisions upon the occurrence of certain events, such as a change in control, as defined in the applicable award agreements.

The Company accounts for stock option awards in accordance with ASC 718, Compensation — Stock Compensation, and recognizes compensation expense for stock options based on the grant date fair value of the awards. The grant date fair value of stock options is estimated using an option-pricing model, which incorporates assumptions related to expected volatility, expected term, and risk-free interest rate. During the year ended December 31, 2025, there were no stock option awards granted.

Stock-based compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company records stock-based compensation expense in the Consolidated Statement of Operations based on the functional classification of the related personnel. The Company accounts for forfeitures of stock option awards as they occur and revises compensation cost prospectively for awards that are forfeited prior to vesting. Total share-based compensation expense recognized for stock option awards represents the portion of the grant date fair value attributed to services rendered during the reporting period and includes expense related to both current year grants and unvested portions of awards granted in prior periods. The Company does not capitalize stock-based compensation costs. During the year ended December 31, 2025 the Company recorded stock-based compensation expense of $190,168, which was recorded in General and Administrative expense on the Consolidated Statement of Operations.

As of the Consolidated Balance Sheet date presented, the Company had unrecognized compensation cost of $453,566 related to unvested stock option awards, which is expected to be recognized over the remaining weighted-average vesting period of those awards, which is two years.

The Company uses the Black-Scholes option pricing model to estimate the per share fair value of stock option grants with time-based vesting. The Black-Scholes model relies on a number of key assumptions to calculate estimated fair values. The expected life of each award granted was determined based on historical experience with similar awards, giving consideration to contractual terms, anticipated exercise patterns, and vesting schedules. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury issues with terms approximately equal to the expected life of the option. The Company uses an expected annual dividend yield in consideration of the Company’s common stock dividend payments, which we consider to be zero.

The following assumptions were used in determining the fair value of time-vested stock option grants:

Year Ended December 31, 2025
Expected life (in years)	7.00
Risk-free interest rate	4.43% – 4.50%
Expected volatility	70%
Expected dividend yield	—

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 5: Stockholders’ Deficit (cont.)

Stock option activity during the year was as follows:

	Number of options outstanding	Weighted average exercise price of options	Weighted average remaining contractual term (in years)
Balance at December 31, 2024	550	$1,980	9.5
Options granted	—	—
Options forfeited	—	—
Options expired	—	—
Options exercised	—	—
Balance at December 31, 2025	550	1,980	8.5
Options exercisable at December 31, 2025	138	$1,980	8.5

Note 6: Debt

(a) Revolving Demand Notes

The Company maintains an unsecured revolving line of credit with two shareholders, which is structured as demand notes and is payable upon request by the lenders. Lenders have agreed to defer any demands for payment for 366 days from May 8, 2026. Accordingly, the revolving demand notes are recorded as Shareholder loans and other amounts within long-term liabilities on the Consolidated Balance Sheet.

As of December 31, 2025, the outstanding principal balance under the shareholder revolver was $1,406,051 and accrued interest related to the revolver was $860,388.

Interest on outstanding borrowings accrues at a variable rate equal to the U.S. Prime Rate plus 1.25%. If the outstanding principal balance falls below a specified threshold, the applicable rate is reduced by 0.25%. In the event that interest payments are not made when due, an additional margin of 4.25% is applied.

Interest is contractually payable on a quarterly basis. Lenders have agreed to defer any demands for payment for 366 days from May 8, 2026. Accordingly, interest expense continues to accrue and is included in Shareholder loans and other amounts within long-term liabilities on the Consolidated Balance Sheet.

While the lenders have agreed not to demand payment, the Company may still, at its option, pay all or some of the shareholder loans and/or accrued interest on shareholder loans.

(b) Additional Credit Facility

During 2025, a shareholder made available an additional unsecured borrowing facility with a maximum borrowing capacity of $408,000. No amounts were drawn under this facility during the year ended December 31, 2025.

The supplemental facility is subject to a quarterly availability fee calculated based on a variable rate equal to the terms described above for the revolver, less 5%. Such fees are recognized as incurred and included in interest and related expense in the Consolidate Statement of Operations.

In connection with the revolving demand notes and additional credit facility, the Company incurs an administrative fee of $9,500 per quarter.

ARCHENIA, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

Note 7: Acquisition Agreement in Principle (“AIP”)

On November 13, 2025, the Company and Marchex, Inc. entered into an AIP where Marchex will acquire 100% of the stock of Archenia from its stockholders for a consideration consisting of a $10.0 million convertible promissory note, with interest at 6%, payable in three equal tranches on the 12, 18 and 24 monthly anniversaries of the closing date of the transaction. Principal and interest under the note would be convertible in whole or in part into shares of Marchex’s Class B common stock at $1.80 per share, which was the 30-day average closing price through November 11, 2025.

A special committee of Marchex’s Board of Directors, consisting solely of independent directors, has approved Marchex entering into the AIP because certain of the sellers are related parties. The parties have agreed to promptly commence to negotiate a definitive purchase agreement relating to the transaction. Conditions to entering into the definitive agreement include receipt of audited financial statements of Archenia, and receipt of a customary fairness opinion by a financial advisor selected by the Special Committee. Conditions to closing the transaction shall include approval of the transaction by a majority of Marchex’s disinterested stockholders. The closing date, in the event a definitive agreement is entered into and the transaction is approved by disinterested stockholders, is anticipated to occur in June 2026.

Note 8: Subsequent Events

Management evaluated subsequent events through May 8, 2026. Based on this evaluation, there were no subsequent events outside those which are reported in the above Note 7: Acquisition AIP, that occurred after December 31, 2025 that require recognition or disclosure in the accompanying 2025 Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheet

(In Dollars)

March 31, 2026
Assets
Current assets:
Cash and cash equivalents	$541,783
Accounts receivable, net	1,847,085
Prepaid expenses and other current assets	36,670
Total current assets	2,425,538
Property and equipment, net	63,341
Other assets, net	1,438
Total assets	$2,490,317
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,412,338
Accrued expenses and other current liabilities	570,100
Total current liabilities	1,982,438
Shareholder loans and other amounts	2,333,825
Total liabilities	$4,316,263
Commitments and contingencies – See Note 3
Stockholders’ deficit:
Preferred stock: $0.01 par value; authorized 1,000 shares; 0 issued and outstanding	$—
Common stock: $0.01 par value; authorized 9,000 shares
Class A: 4,000 shares authorized; 0 issued and outstanding	—
Class B: 5,000 shares authorized; 5,000 issued and outstanding	50
Additional paid-in capital	3,786,328
Accumulated deficit	(5,612,324)
Total stockholders’ deficit	(1,825,946)
Total liabilities and stockholders’ deficit	$2,490,317

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statement of Operations

(In Dollars)

Three Months Ended March 31, 2026
Revenue	$3,829,295
Expenses:
Cost of revenue	2,767,918
Sales and marketing	402,215
Product development	378,838
General and administrative	299,432
Total operating expenses	$3,848,403
Loss from operations	(19,108)
Interest expense from shareholder loans	(67,386)
Loss before income tax expense	(86,494)
Income tax expense	—
Net loss	$(86,494)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statement of Stockholders’ Deficit

(In Dollars)

	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2025	—	$—	5,000	$50	$3,738,786	$(5,525,830)	$(1,786,994)
Stock compensation from options	—	—	—	—	47,542	—	47,542
Net loss	—	—	—	—	—	(86,494)	(86,494)
Balance at March 31, 2026	—	$—	5,000	$50	$3,786,328	$(5,612,324)	$(1,825,946)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statement of Cash Flows

(In Dollars)

Three Months Ended March 31, 2026
Cash flows from operating activities:
Net loss	$(86,494)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	14,790
Stock-based compensation	47,542
Change in certain assets and liabilities:
Accounts receivable, net	174,931
Prepaid expenses and other current assets	60,272
Accounts payable	(63,331)
Accrued expenses and other current liabilities	35,809
Net cash from operating activities	$183,519
Cash flows from investing activities:
Net cash from investing activities	$—
Cash flows from financing activities:
Net cash from financing activities	$—
Net increase in cash and cash equivalents	183,519
Cash and cash equivalents at beginning of period	358,264
Cash and cash equivalents at end of period	$541,783
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$—
Cash paid for interest, net	$—

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

ARCHENIA, INC. AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1: Description of Business and Summary of Significant Accounting Policies

(a) Description of Business and Basis of Presentation

Archenia, Inc. and its wholly owned subsidiary, Jingle Networks, Inc. (“Archenia” or the “Company”), are a performance-based marketing technology company focused on customer qualification and acquisition. The Company transforms consumer intent into Artificial Intelligence (“AI”)-verified, outcome-based results by leveraging AI, natural-language analytics, and automated decisioning to identify and deliver high-intent consumer interactions to advertisers. Archenia was formed in 2020.

The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These financial statements include all adjustments (consisting only of normal recurring adjustments) the Company’s management considers necessary for a fair presentation of its financial position at March 31, 2026 and its operating results and cash flows for the three months then ended. As these financial statements pertain to an interim reporting period, certain information and note disclosures normally included in annual Consolidated Financial Statements have been condensed or omitted, although the Company believes that the disclosures made are adequate to make the information not misleading. The accompanying Unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and notes thereto as of and for the year ended December 31, 2025 contained within the Index to the Financial Statements of the Definitive Proxy Agreement.

The preparation of our Consolidated Financial Statements requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company has used estimates related to several financial statement amounts, including revenues, allowance for credit losses, allowance for advertiser credits, useful lives for property and equipment, the fair value of stock options awards, and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

In certain cases, the Company records revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owed that occurs subsequent to the end of a reporting period.

(b) Significant Accounting Policies

During the three months ended March 31, 2026, there were no significant changes to the Company’s summary of significant accounting policies contained in the Company’s Audited Financial Statements for the year ended December 31, 2025, contained within the Index to the Financial Statements of the Definitive Proxy Agreement.

(c) Liquidity

During the three months ended March 31, 2026, the Company reported a net loss, and has a stockholders’ deficit as of March 31, 2026, however, based on our operating plans we believe that our resources will be sufficient to fund our operations, including any investments in strategic initiatives, for at least twelve months from June 5, 2026, the date of financial statement issuance. The Company considers any substantial doubt raised from our net loss from operations, which were largely driven due to non-cash charges including depreciation and stock-based compensation, to be alleviated by management’s future operating plans, which consist of strategies for product innovation, increased sales, and cost cutting and efficiency efforts. When evaluating the Company’s ability to continue as a going concern, management analyzed our working capital and cash position, positive momentum at the three months ended March 31, 2026, operating performance, and absence of any internal or external matters outstanding that would cause operating plans to be significantly revised.

ARCHENIA, INC. AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Property and Equipment

Property and equipment consisted of the following (in dollars):

March 31, 2026
Property and equipment	$354,888
Less: accumulated depreciation	(291,547)
Property and equipment, net	$63,341

Depreciation expense for the three months ended March 31, 2026 was $14,790.

Note 3: Commitments and Contingencies

(a) Commitments

The Company has commitments for future payments related to shared office space. The Company leases its office facilities under operating lease agreements expiring on December 31, 2027. The Company recognizes rent expense under such agreements on a straight-line basis over the lease term.

Future minimum payments under this agreement are as follows (in dollars):

Total
2026	$7,200
2027 and thereafter	9,600
Total minimum payments	$16,800

The Company’s right-of-use asset and liability are not material individually or in the aggregate to the Consolidated Financial Statements.

(b) Contingencies

The Company from time to time is a party to disputes and legal and administrative proceedings arising from the ordinary course of business.

While any litigation contains an element of uncertainty, the Company is not aware of any legal proceedings or claims which are pending that the Company believes, based on current knowledge, will have, individually or taken together, a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Note 4: Taxes

The Company regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction by jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made. The Company’s management believes that, based on a number of factors, it is more likely than not, that all of the deferred tax assets will not be realized; and accordingly, for the three months ended March 31, 2026 the Company has provided a full valuation allowance against the Company’s U.S. net deferred tax assets. There was no net change in the net deferred tax assets for the three months ended March 31, 2026.

From time to time, various state, federal and other jurisdictional tax authorities undertake audits of the Company and its filings. In evaluating the exposure associated with various tax filing positions, the Company on occasion accrues charges for uncertain positions. Resolution of uncertain tax positions will impact the Company’s effective tax rate when settled. The Company does not have any significant accruals for uncertain tax positions including interest or penalties.

ARCHENIA, INC. AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5: Stockholders’ Deficit

(a) Common Stock and Authorized Capital

The authorized capital stock of the Company consists of 1,000 of preferred stock; 4,000 shares of Class A common stock; and 5,000 shares of Class B common stock.

(b) Stock Option Grants

The Company maintains equity incentive plans under which it could grant equity (restricted stock units and stock options) to employees, officers, directors, as part of its long-term incentive compensation program. Stock options are generally granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant and have contractual terms of up to ten years from the grant date. Option awards typically vest over service-based vesting periods of four years and may include accelerated vesting provisions upon the occurrence of certain events, such as a change in control, as defined in the applicable award agreements.

As of the Consolidated Balance Sheet date presented, the Company had unrecognized compensation cost of $406,024 related to unvested stock option awards, which is expected to be recognized over the remaining weighted-average vesting period of those awards, which is two years.

The following assumptions were used in determining the fair value of time-vested stock option grants:

Three Months Ended March 31, 2026
Expected life (in years)	7.00
Risk-free interest rate	4.43% – 4.50%
Expected volatility	70%
Expected dividend yield	—

Stock option activity during the three months was as follows:

	Number of options outstanding	Weighted average exercise price of options	Weighted average remaining contractual term (in years)
Balance at December 31, 2025	550	$1,980	8.5
Options granted	—	—
Options forfeited	—	—
Options expired	—	—
Options exercised	—	—
Balance at March 31, 2026	550	1,980	8.3
Options exercisable at March 31, 2026	138	$1,980	8.3

Note 6: Debt

(a) Revolving Demand Notes

The Company maintains an unsecured revolving line of credit with two shareholders, which is structured as demand notes and is payable upon request by the lenders. Lenders have agreed to defer any demands for payment for 366 days from June 5, 2026. Accordingly, the revolving demand notes are recorded as Shareholder loans and other amounts within long-term liabilities on the Consolidated Balance Sheet.

ARCHENIA, INC. AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Note 6: Debt (cont.)

As of March 31, 2026, the outstanding principal balance under the shareholder revolver was $1,406,051 and accrued interest related to the revolver was $927,774.

Interest on outstanding borrowings accrues at a variable rate equal to the U.S. Prime Rate plus 1.25%. If the outstanding principal balance falls below a specified threshold, the applicable rate is reduced by 0.25%. In the event that interest payments are not made when due, an additional margin of 4.25% is applied.

Interest is contractually payable on a quarterly basis. Lenders have agreed to defer any demands for payment for 366 days from June 5, 2026. Accordingly, interest expense continues to accrue and is included in Shareholder loans and other amounts within long-term liabilities on the Consolidated Balance Sheet.

While the lenders have agreed not to demand payment, the Company may still, at its option, pay all or some of the shareholder loans and/or accrued interest on shareholder loans.

(b) Additional Credit Facility

A shareholder of the Company has made available an additional unsecured borrowing facility with a maximum borrowing capacity of $408,000. No amounts were drawn under this facility during the three months ended March 31, 2026.

The supplemental facility is subject to a quarterly availability fee calculated based on a variable rate equal to the terms described above for the revolver, less 5%. Such fees are recognized as incurred and included in interest and related expense in the Consolidated Statement of Operations.

In connection with the revolving demand notes and additional credit facility, the Company incurs an administrative fee of $9,500 per quarter.

Note 7: Stock Purchase Agreement (“SPA”)

On May 8, 2026, the Company and Marchex, Inc. entered into an SPA where Marchex will acquire 100% of the outstanding shares of capital stock of Archenia from its stockholders for a base consideration consisting of an aggregate of $10.0 million in convertible promissory notes to be issued, with interest at 6%, payable in three equal tranches on the 12-, 18- and 24-month anniversaries of the closing date of the transaction. Principal and interest under the note would be convertible in whole or in part into shares of Marchex’s Class B common stock at $1.80 per share. In addition, for each of the first and second 12-month periods following the closing date, to the extent (1) Archenia’s revenue or Adjusted EBITDA exceed such amounts for the 12-month period prior to the closing date, and (2) Archenia achieves certain specified integration or customer retention targets, Marchex will issue to Archenia an aggregate of 2 million shares of its Class B common stock for each such period.

The SPA contains customary representations, warranties and covenants, termination rights, as well as indemnification provisions subject to specified limitations. The completion of the transaction is subject to certain closing conditions, including the receipt of approval of a majority of the Marchex’s stockholders disinterested in the transaction.

Note 8: Other Disclosures

(a) Allowance for Credit Losses

As of March 31, 2026 and December 31, 2025, the allowance for credit losses was $137,700. There were no charge-offs or recoveries of accounts receivable during the three months ended March 31, 2026.

(b) Concentrations

The Company maintains substantially all of its cash and cash equivalents with one financial institution and are all considered at Level 1 fair value with observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

ARCHENIA, INC. AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Note 8: Other Disclosures (cont.)

The customers representing more than 10% of consolidated revenue and accounts receivable are as follows (in percentages):

	Revenue	Accounts Receivable
Customer 1	26%	17%
Customer 2	22%	23%
Customer 3	13%	21%
	61%	61%

(c) Related Parties

Certain shareholders of the Company are considered related parties. During the three months ended March 31, 2026, the Company made payments to related parties primarily for professional and shared service, which were recorded as operating expenses in the Consolidated Statement of Operations. Total expenses during the three months ended March 31, 2026 were $19,312 and recorded in general and administrative expenses. The Company had outstanding payables as of March 31, 2026 of $71,735 which are recorded in accounts payable.

The Company did not enter into any other material related party transactions during the three months ended March 31, 2026.

Note 9: Subsequent Events

The Company’s management evaluated all known subsequent events from the date of the Consolidated Balance Sheet through June 5, 2026.

ANNEX A

STOCK PURCHASE AGREEMENT

by and among

THE STOCKHOLDERS OF ARCHENIA, INC., A DELAWARE CORPORATION

and

MARCHEX, INC., A DELAWARE CORPORATION

dated as of

May 8, 2026

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Annex A-ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of May 8, 2026, by and among Marchex, Inc., a Delaware corporation (“Buyer”), and the stockholders of Archenia, Inc., a Delaware corporation (the “Company”), listed on Exhibit A attached hereto (each, a “Seller”, and collectively, the “Sellers”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of common stock, par value $$.00001 (the “Shares”), of the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions/set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Washington are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to any Seller, such Person’s ownership interest in the Company as of immediately prior to the Closing Date, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Closing Date, by (b) the aggregate number of Shares held by all Sellers.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller Representative” means Russell C. Horowitz.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal),

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real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II
PURCHASE AND SALE

Section 2.01        Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02        Purchase Price. The aggregate purchase price for the Shares shall be equal to ten million U.S. dollars (($10,000,000) (the “Purchase Price”), payable in the form of convertible promissory notes in the form attached hereto as Exhibit B (each, a “Note”, and collectively, the “Notes”).

Section 2.03        Transactions to Be Effected at the Closing.

(a)         At the Closing, Buyer shall:

(i)          Deliver to Sellers or Seller Representative, as applicable:

(A)        the Notes, with each Seller receiving such Seller’s Pro Rata Share of the Closing Date Payment; and

(B)         all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(b)         At the Closing, Sellers or Seller Representative, as applicable, shall deliver to Buyer:

(i)          stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank; and

(ii)         all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.01 of this Agreement.

Section 2.04        Consideration Spreadsheet.

(a)         At least three (3) Business Days before the Closing, the Seller Representative shall prepare and deliver to Buyer a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date, the following:

(i)          the name and address of each Seller, and the number of Shares held by such Seller, and such Seller’s Pro Rata Share;

(ii)         the principal amount of the Note to be issued to each Seller for such Seller’s Shares.

(b)         The parties agree that Buyer shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE II and Buyer shall not be responsible for calculations or determination regarding such calculation in such Consideration Spreadsheet.

Section 2.05        Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held remotely by exchange of documents and signatures (or their electronic counterparts) no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their

Annex A-3

nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06        Contingent Consideration.

(a)         If (1) (i) the aggegate revenue generated by the Company during the twelve (12) months following the Closing Date (the “First Performance Period”) exceeds 100% of the Company’s Baseline Revenue (defined below) or (ii) the Adjusted EBITDA of the Company during the First Performance Period exceeds 100% of the Baseline Adjusted EBITDA (defined below), and (2) (i) the Company’s engineering and operations team has completed, to Buyer’s reasonable satisfaction, the integration of the Company’s software into Buyer’s product capabilities or (ii) during the First Performance Period, customers representing not less than seventy-five percent (75%) of the Company’s pre-Closing customer base continue to generate revenue or remain under contract with Buyer, then Buyer shall issue to each Seller their Pro Rata Share of two (2) million shares of Buyer’s Class B Common Stock; provided, however, that at the option of each Seller, each such Seller may elect to receive up to 25% of the shares they are entitled to receive pursuant to this section in cash in order to satisfy their respective tax obligations regarding the contingent share consideration, with such shares valued at the closing price thereof on the day of issuance.

(b)         If (1) (i) the aggregate revenue generated by the Company during the twelve (12) months following the end of the First Performance Period (the “Second Performance Period”) exceeds 100% of the Company’s Baseline Revenue (defined below) or (ii) the Adjusted EBITDA of the Company during the Second Performance Period exceeds 100% of the Baseline Adjusted EBITDA (defined below), and (2) (i) the Company’s engineering and operations team has completed, to Buyer’s reasonable satisfaction, the integration of the Company’s software into Buyer’s product capabilities or (ii) during the Second Performance Period, customers representing not less than seventy-five percent (75%) of the Company’s pre-Closing customer base continue to generate revenue or remain under contract with Buyer, then Buyer shall issue to each Seller their Pro Rata Share of two (2) million shares of Buyer’s Class B Common Stock; provided, however, that at the option of each Seller, each such Seller may elect to receive up to 25% of the shares they are entitled to receive pursuant to this section in cash in order to satisfy their respective tax obligations regarding the contingent share consideration, with such shares valued at the closing price thereof on the day of issuance.

(c)         For purposes of this Section 2.06, “Baseline Revenue” and “Baseline Adjusted EBITDA” shall mean, respectively, the aggregate revenue and Adjusted EBITDA of the Company for the trailing twelve (12) months immediately preceding the Closing Date, as calculated in accordance with past practices.

(d)         If Buyer undergoes a change in control prior to the end of the First Performance Period, the aggregate revenue and Adjusted EBITDA milestones under this Section 2.06 shall be deemed fully satisfied and Buyer shall issue to each Seller their Pro Rata Share of four (4) million shares of Buyer’s Class B Common Stock. If Buyer undergoes a change in control after the end of the First Performance Period, but before the end of the Second Performance Period, the aggregate revenue and Adjusted EBITDA milestones with respect to the Second Performance Period shall be deemed fully satisfied and Buyer shall issue to each Seller their Pro Rata Share of two (2) million shares of Buyer’s Class B Common Stock.

(e)         Within within thirty (30) days following the end of the First Performance Period and Second Performance Period (as applicable), Buyer shall deliver a written notice (a “Contingent Payment Notice”) to Seller Representative setting forth Buyer’s calculation of (i) Company’s aggregate revenue for such period, and (ii) Company’s Adjusted EBITDA for such period (collectively, the “Revenue/Adjusted EBITDA Amounts”), along with the total number of shares to be issued to each Seller (if applicable), as determined in accordance with this Section 2.07(c).

(f)          If the Seller Representative disagrees with Buyer’s calculation of the Revenue/Adjusted EBITDA Amounts for a particular period set forth in the applicable Contingent Payment Notice, Seller Representative must deliver to Buyer, within 30 days after the date Buyer delivered such Contingent Payment Notice to the Seller Representative, a written description of such disagreement in reasonable detail setting forth the amounts in dispute and the bases for such disagreement. If the Seller Representative does not timely deliver to Buyer a written notice

Annex A-4

objecting to the calculation of the Revenue/Adjusted EBITDA Amounts set forth in such Contingent Payment Notice in such 30-day period, then the calculation of the Revenue/Adjusted EBITDA Amounts shall be deemed final and binding on the Parties. Buyer and the Seller Representative will negotiate in good faith, as promptly as possible, to resolve any disagreements noted by the Seller Representative in its timely-delivered written dispute notice. If, after a period of 15 days following the date on which such written description is timely delivered, Buyer and the Seller Representative have not resolved such disagreement, then either Buyer or the Seller Representative will be entitled to submit such disagreements to a mutually agreed-upon accounting firm (the “Accounting Firm”). Buyer will grant to the Accounting Firm reasonable access to review Buyer’s books and records and to discuss the preparation of the applicable Contingent Payment Notice and Revenue/Adjusted EBITDA Amounts. The Accounting Firm shall be instructed to resolve the disagreements utilizing the relevant definitions and terms set forth in thisSection 2.6(f) The Accounting Firm will review and comment only on items in dispute, it being understood that the resolution of the contingent payment amount by the Accounting Firm may not be an amount less than Buyer’s calculation set forth on the Contingent Payment Notice nor more than the Seller Representative’s calculation set forth in the Seller Representative’s dispute notice. The Accounting Firm shall use commercially reasonable efforts to complete its work within 30 days following its engagement. Such resolution by the Accounting Firm shall be final and binding on the Parties. The expenses of the Accounting Firm shall be shared equally by Buyer and Sellers. Buyer’s obligation to remit any disputed contingent payment amount (if any) to the Sellers shall be suspended until the Revenue/Adjusted EBITDA Amounts are finally resolved either by agreement between Buyer and the Seller Representative or by the Accounting Firm.

(g)         For the avoidance of doubt, Buyer shall have the sole and absolute discretion regarding all matters related to the operation, management, financing and conduct of Buyer’s business (including the Company) at all times, whether before or after Closing, which should include, but is not limited to: (a) the hiring and termination of employees/personnel, (b) setting budgets, pricing and sales strategies, (c) merging, consolidating, or restructuring Buyer’s business or its assets, and (d) integrating the Company’s business with Buyer’s existing operations. Buyer shall not owe the Company or Sellers any fiduciary duty or implied covenant of good faith and fair dealing with respect to the operation of Buyer’s business (including the Company) or the achievement of all or any portion of the contingent consideration as set forth in this Section 2.06(f) beyond the express terms set forth in this Agreement. Without limiting the foregoing, during each Performance Period, Buyer shall act in a commercially reasonable manner with respect to the operation of the Company’s business and shall not, and shall cause each of its subsidiaries not to, and shall require each of their respective employees and agents not to, take any actions (or fail to take any action) in the operation of the Company’s business in bad faith, with the principal purpose of (i) avoiding the payment of any contingent consideration with respect to any particular Performance Period; or (ii) having a material direct negative effect on the Company’s aggregate revenue or Adjusted EBITDA for purposes of achieving the contingent consideration financial goals.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Sellers, severally and not jointly, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01        Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02        Enforceability and Authority of the Sellers. The execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder, and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Sellers. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

Annex A-5

Section 3.03        Capitalization.

(a)         The authorized capital stock of the Company consists of 10,000 shares of common stock; consisting of 9,000 shares of common stock, par value $.00001 per share (the “Common Stock”), of which 5,000 shares are designated Class A Common Stock and 4,000 shares are designated Class B Common Stock; and 1,000 shares of preferred stock, par value $.00001 per share. There are 5,000 shares of Class A Common Stock and 550 shares of Class B Common Stock issued and outstanding as of the close of business on the date hereof and constitute the Shares.

(b)         No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, except for stock options to be cancelled prior to Closing, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Common Stock.

(c)         All issued and outstanding shares of Common Stock (including the Shares) are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the charter, by-laws or other organizational documents of the Company, or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Common Stock (including the Shares) were issued in compliance with applicable Law.

(d)         All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the charter, by-laws or other organizational documents of the Company then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.04        No Conflicts; Consents. The execution, delivery and performance by the Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the consummation of the transactions contemplated hereby.

Section 3.05        Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31, 2025, and the related statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”) have been, and unaudited financial statements consisting of the balance sheet of the Company as of March 31, 2026 and the related statements of operations, stockholders’ equity and cash flows for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) will be, delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Company) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial

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Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.06        Legal Proceedings; Governmental Orders.

(a)         There are no Actions pending or threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)         There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.07        Compliance With Laws. The Company is in compliance in all material respects with all applicable Laws.

Section 3.08        Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties not reflected in the Financial Statements, or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.09        Title to Shares. Each Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Section 3.09 of the Disclosure Schedules, free and clear of all Encumbrances. No Seller is a party to any voting trust, stockholder agreement, proxy or other agreement or understanding with respect to the voting or transfer of any Shares. Upon consummation of the transactions contemplated by this Agreement, Buyer shall acquire from each Seller good, valid and marketable title to all Shares set forth opposite such Seller’s name on Section 3.09 of the Disclosure Schedules, free and clear of any Encumbrance, which collectively represent 100% of the outstanding equity securities of the Company.

Section 3.10        Securities Law Compliance. This Agreement is made with each Seller in reliance upon each Seller’s representation to the Buyer, which by each Seller’s execution of this Agreement, each Seller hereby confirms, that the Note(s) to be acquired by each Seller be acquired for investment for each Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that each Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller has had an opportunity to discuss the Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Notes with Buyer;’s management and has had an opportunity to review the Buyer’s facilities. Each Seller understands that the Notes have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Sellers’ representations as expressed herein. Each Seller understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Seller must hold the Notes indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Seller acknowledges that the Buyer has no obligation to register or qualify the Notes, or the Common Stock into which they may be converted. Each Seller understands that no public market now exists for the Notes, and that the Buyer has made no assurances that a public market will ever exist for the Notes. Each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.11        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

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Section 3.12        Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01        Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 4.03        Valid Issuance. The Notes and any shares of the Company’s Class B Common Stock issuable upon conversion of the Notes (the “Conversion Shares” and, together with the Notes, the “Securities”), when issued and delivered in accordance with the terms and for the consideration set forth herein, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Buyer’s organizational documents, the Notes, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Sellers. Assuming the accuracy of the representations of the Sellers and subject to certain filings pursuant to federal and state securities laws that may be filed after the issue date of the Notes, if applicable, the Notes and the Conversion Shares will be issued in compliance with all applicable federal and state securities laws.

Section 4.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01        No Solicitation of Other Bids.

(a)         The Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For

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purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)         In addition to the other obligations under this Section 5.01(b), each Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by a Seller or any of its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)         Each Seller agrees that the rights and remedies for noncompliance with this Section 5.01(c) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.02        Confidentiality. From and after the Closing, each Seller shall, and shall cause any of its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.03        Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04        Consents. The Sellers shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedule.

Section 5.05        Proxy Statement; Buyer Stockholders’ Meeting.

(a)         As soon as reasonably practicable after the date of this Agreement, Buyer shall file with the U.S. Securities and Exchange Commission a preliminary proxy statement in connection with the transactions contemplated hereby (the “Buyer Proxy Statement”). Buyer shall not file the Buyer Proxy Statement or any amendment or supplement thereto without providing the Seller Representative a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Buyer). Each of Buyer and the Seller Representative shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other parties in resolving, all SEC comments with respect to the Buyer Proxy Statement as promptly as practicable after receipt thereof and to cause the Buyer Proxy Statement in definitive form to be cleared by the SEC and mailed or made available to Buyer’s stockholders as promptly as reasonably practicable following filing with the SEC. Buyer agrees to consult with the Seller Representative and reasonably consider any comments provided by the Seller Representative prior to responding to SEC comments with respect to the Buyer Proxy Statement. Each of Buyer and the Seller Representative agrees to correct any information provided by it for use in the Buyer Proxy Statement which shall have become false or misleading and Buyer shall promptly, to the extent required by applicable law, prepare and mail or make available to its stockholders an amendment or supplement setting forth such correction. Buyer shall as soon as reasonably practicable (i) notify the Seller Representative of the receipt of any comments from the SEC with respect to the Buyer Proxy Statement and any request by the SEC for any amendment to the Buyer Proxy Statement or for additional

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information and (ii) provide the Seller Representative with copies of all written correspondence between Buyer and its representatives, on the one hand, and the SEC, on the other hand, with respect to the Buyer Proxy Statement or the transactions contemplated hereby.

(b)         Buyer shall, as soon as practicable following the date on which Buyer is informed that the SEC has no further comments on the preliminary Buyer Proxy Statement, duly set a record date for, call, give notice of, convene and hold a stockholders’ meeting (“Buyer Stockholders’ Meeting”). Buyer shall not make any change to the recommendation by the Special Committee of Buyer’s Board of Directors of the transactions contemplated hereby and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated by this Agreement, and (ii) take all other action necessary or advisable to secure the Majority of the Minority Vote (as defined in Section 7.01). Promptly following the filing of the Buyer Proxy Statement in definitive form, the Seller Representative shall deliver to Buyer the executed proxy of Russell Horowitz and Michael Arends voting all of the shares at the Buyer Stockholders’ Meeting in favor of the transactions contemplated by this Agreement in the same form as is contained in the Buyer Proxy Statement, which proxy shall be deemed irrevocable and coupled with an interest until the earlier of the Closing and the termination of this Agreement pursuant to its terms. Furthermore, the Seller Representative shall not take any action with the purpose of adversely affecting Buyer’s solicitation of stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated by this Agreement or securing the Majority of the Minority Vote. If, at any time following the dissemination of the Buyer Proxy Statement, either Buyer or the Seller Representative reasonably determines in good faith (after consulting with the other) that a quorum or the Majority of the Minority Vote is unlikely to be obtained at the Buyer Stockholders’ Meeting, then Buyer shall have the right to adjourn or postpone the Buyer Stockholders’ Meeting from time to time; provided that no such adjournment or postponement shall delay the Buyer Stockholders’ Meeting by more than thirty (30) days from the currently scheduled date. During any such period of adjournment or postponement, Buyer shall continue in all respects to comply with its obligations under this Section 5.06(b).

Section 5.06        Registration Rights. The Buyer covenants that it shall, at the written request of the Seller Representative following the Closing Date, use its commercially reasonable efforts to file a registration statement (preferably on Form S-3) to register the resale of the Conversion Shares and any shares issued pursuant to Section 2.06 of this Agreement under the Securities Act as soon as practicable.

ARTICLE VI
TAX MATTERS

Section 6.01        Tax Covenants.

(a)         Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01        Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)         The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b)         Each Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, each Seller shall have performed such agreements and covenants, as so qualified, in all respects.

(c)         All approvals, consents and waivers that are listed on Section 3.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d)         From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)         At least three (3) Business Days before Closing, the Seller Representative shall have delivered to Buyer the Consideration Spreadsheet.

(f)          The Seller Representative shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(g)         Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(h)         Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied.

(i)          Holders of a majority of the outstanding voting securities of Buyer other than those securities held by Russell Horowitz and Michael Arends approve the transactions contemplated by this Agreement (the “Majority of the Minority Vote”).

(j)          The Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02        Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller Representative’s waiver (on behalf of Sellers), at or prior to the Closing, of each of the following conditions:

(a)         The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)         Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.

(c)         Buyer shall have delivered to Sellers the Notes.

(d)         The Seller Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

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(e)         The Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f)          Buyer shall have delivered to the Sellers such other documents or instruments as the Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02        Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement.

The obligation to provide indemnification under Section 8.02 shall be pro rata in accordance with each Seller’s Pro Rata Share (such that the total amount of such indemnity is equal to 100% of the applicable Losses). Each Seller’s obligation to provide indemnification pursuant to this Section 8.02 shall be several and not joint.

Section 8.03        Certain Limitations. The indemnification provided for in Section 8.02 shall be subject to the following limitations:

(a)         The aggregate amount of all Losses for which Sellers shall be liable shall not exceed 10% of the Purchase Price; provided, however, that any Losses that arise due to an inaccuracy or breach of Section 3.09 shall be capped at 100% of the Purchase Price.

(b)         Losses subject to deductible of 1% of Purchase Price, reduced by the amount of insurance proceeds actually received, and Buyer obligated to mitigate any Losses.

Section 8.04        Payments.

(a)         Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Company shall offset the amount of such Loss against its Note to such Indemnifying Party.

(b)         Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied from Sellers, severally and not jointly (in accordance with their Pro Rata Shares).

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Section 8.05        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.06        Exclusive Remedies. Subject to and except for Section 10.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 10.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud.

ARTICLE IX
TERMINATION

Section 9.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of the Sellers and Buyer;

(b)         by either the Seller Representative or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before September 30, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c)         by Buyer by written notice to the Sellers if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

(d)         by the Sellers by written notice to Buyer if the Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from the Sellers.

Section 9.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)         that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination; and

(b)         that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE X
MISCELLANEOUS

Section 10.01      Seller Representative.

(a)         Each Seller irrevocably authorizes and appoints Seller Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Seller Representative pursuant to this Agreement, including the exercise of the power to:

(i)          give and receive notices and communications;

(ii)         agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to ARTICLE VIII;

(iii)        litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VIII;

(iv)        execute and deliver all documents necessary or desirable to carry out the intent of this Agreement;

(v)         make all elections or decisions contemplated by this Agreement;

(vi)        engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Seller Representative in complying with its duties and obligations; and

(vii)       take all actions necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of the foregoing.

(b)         Buyer shall be entitled to deal exclusively with Seller Representative on all matters relating to this Agreement (including ARTICLE VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by Seller Representative, as being fully binding upon such Person. Notices or communications to or from Seller Representative shall constitute notice to or from each of the Sellers. Any decision or action by Seller Representative hereunder, including any agreement between Seller Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Sellers, or by operation of Law, whether by death or other event.

(c)         The Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Sellers’ Pro Rata Share (the “Majority Sellers”); provided, however, in no event shall Seller Representative resign or be removed without the Majority Sellers having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of Seller Representative. In the event of the death, incapacity, resignation or removal of Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Majority Sellers. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Seller Representative as described in Section 10.01(a) above.

(d)         The Seller Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act

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done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Seller Representative shall be conclusive evidence of good faith). The Sellers shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Seller Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Seller Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Seller Representative, Seller Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Sellers, severally and not jointly (in accordance with their Pro Rata Shares).

Section 10.02      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Seller Representative or Sellers:	Russell C. Horowitz Email: rhorowitz@archenia.com
If to Buyer:	Marchex, Inc. 1448 NW Market St. Suite 500, Seattle, WA 98107 Attn: Don Cogsville Email: dcogsville@marchex.com
with a copy to:	DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900 Seattle, WA 98104 Attn: Andrew Ledbetter E-mail: Andrew.ledbetter@us.dlapiper.com

Section 10.04      Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.05      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07      Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of the Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09      No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF WASHINGTON IN EACH CASE LOCATED IN THE CITY OF SEATTLE AND COUNTY OF KING, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Annex A-16

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(C).

Section 10.12      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

Annex A-17

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.

BUYER:
MARCHEX, INC.
By:	/s/ Don Cogsville
Name:	Don Cogsville
Title:	Director
SELLERS:
MARRCH INVESTMENTS, LLC
By:	/s/ Russell C. Horowitz
Name:	Russell C. Horowitz, Manager
MICHAEL A. ARENDS
By:	/s/ Michael A. Arends
Name:	Michael A. Arends
TRAVIS FAIRCHILD
By:	/s/ Travis Fairchild
Name:	Travis Fairchild
SELLER REPRESENTATIVE:
RUSSELL C. HOROWITZ
By:	/s/ Russell C. Horowitz
Name:	Russell C. Horowitz

Annex A-18

ANNEX B

OPINION OF OUR FINANCIAL ADVISOR

May 8, 2026

STRICTLY CONFIDENTIAL

Special Committee of the Board of Directors of
Marchex, Inc.
1200 5th Avenue
Suite 1300
Seattle, Washington 98101

Members of the Special Committee:

You, in your capacity as the Special Committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of Marchex, Inc., a Delaware corporation (the “Company”), have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock” and, the holders of the Common Stock, the “Company Stockholders”), of the Consideration (as defined below) that will be paid by the Company to acquire all of the outstanding stock (the “Archenia Shares”) of Archenia, Inc., a Delaware corporation (“Archenia”), pursuant to the terms of the Stock Purchase Agreement (the “Agreement,” and the transaction thereunder, the “Transaction”), to be entered into on or about the date hereof by and among the Company and the holders of the Archenia Shares named therein (the “Archenia Stockholders”). The Agreement provides that the Company will acquire the Archenia Shares from the Archenia Stockholders in exchange for promissory notes to be issued by the Company to the Archenia Stockholders (the “Company Notes”) and certain shares of Class B Common Stock that may be issued to the Archenia Stockholders if the Archenia business meets certain performance targets after the completion of the Transaction (the “Earnout Shares”).

For purposes of this opinion and with your consent, we have deemed the value of the consideration payable by the Company under the Agreement to be an amount equal to $16,520,000 in cash (the “Consideration”) comprised of (i) the aggregate $10,000,000 principal amount of the Company Notes, plus (ii) an aggregate value of $6,520,000 of Earnout Shares, which amount is determined based on the maximum number of Earnout Shares that may be issued under the Agreement multiplied by a value per share of Common Stock of $1.63, which is the volume-weighted average price of the Class B Common Stock trading on the Nasdaq Select Market during the 30 day period ending on the most recent trading day prior to the date of this letter. With your consent, our opinion does not address (and the term Consideration does not include) any other terms of the Company Notes, including interest to be paid under the Company Notes, the value of any shares of Class B Common Stock that may be issued upon conversion of principal and interest under the Company Notes, or the amounts that may be payable by the Company if any event of default were to occur with respect to the Company Notes.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions as well as for estate, corporate, and other purposes. We have been engaged by the Company to render this opinion to the Special Committee, and we will receive a fee from the Company for providing this opinion, which is not contingent upon closing of the Transaction. The Company has also agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to advising the Company on the Transaction.

Annex B-1

We have not been requested to, and have not, (i) participated in negotiations with respect to the Agreement, (ii) evaluated any other potential acquisition targets for the Company or any other alternative transaction or (iii) advised the Special Committee, the Board of Directors of the Company, or any other party with respect to alternatives to the Transaction. We were not requested to provide services other than the delivery of this opinion, and we have not otherwise acted as financial advisor to any party to the Transaction. Without limiting the generality of the foregoing, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, including the terms or composition of the Consideration.

In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. Although we have not in the past provided investment banking services to the Company or Archenia, we may seek to be engaged for compensation in the future to perform investment banking services for the Company or its affiliates.

In connection with our review of the Transaction and in arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

(a)     reviewed and analyzed the terms of a draft of the Agreement dated May 1, 2026;

(b)    reviewed and analyzed certain historical financial, operating and business information related to Archenia;

(c)     reviewed and analyzed certain internal financial projections of Archenia prepared for financial planning purposes by management of the Company and authorized for our use by management of the Company;

(d)    reviewed and analyzed certain publicly available information relative to Archenia;

(e)     reviewed and analyzed certain historical financial, operating, and market data of Archenia publicly available or furnished by management of the Company;

(f)     conducted discussions with members of management of the Company with respect to the business and prospects of Archenia, including the operation of Archenia’s business by the Company following completion of the Transaction;

(g)    compared the financial performance of Archenia with that of certain other publicly traded companies deemed by us to be comparable to the Company;

(h)    to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which Archenia operates and selected companies deemed comparable to Archenia; and

(i)     performed a discounted cash flow analysis of Archenia on a stand-alone basis incorporating various assumptions provided to us, and authorized for our use, by management of the Company.

In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review of the Transaction, financial analyses and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and at your direction we have assumed, that the financial projections for Archenia reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Archenia business following acquisition by the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. If any of the foregoing assumptions are not accurate, the conclusion set forth in this opinion could be materially affected. Neither the Company nor Archenia publicly disclose internal financial information of the type provided to us in connection with our review of the Transaction. As a result, such information was prepared for financial planning and transaction analysis purposes by management of the Company and Archenia, as applicable, and was not prepared with the expectation of public disclosure.

Annex B-2

The credit, financial, and stock markets have from time to time experienced unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction or the Consideration to be paid in connection therewith, and this opinion does not purport to address potential developments in any such markets and the impacts those potential developments may have on our analyses between the date of delivery of this opinion and the Closing or any period thereafter. Without limiting the generality of the foregoing, this opinion does not address the value of any shares of Class B Common Stock that may be delivered by the Company to the Archenia Stockholders under the Agreement at the time of such delivery.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Archenia since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have assumed that the Transaction will be consummated pursuant to the terms of the Agreement. In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Archenia, including, without limitation, any intellectual property for which Archenia may or may not currently receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of Archenia. We express no opinion regarding the liquidation value of Archenia or any other entity.

We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, Archenia, or their respective affiliates is a party or may be subject, and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to Archenia or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Archenia, the Company, and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies, as applicable.

This opinion is necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion, which may come or be brought to our attention after the date of the opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or such stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, Archenia, the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

This opinion is furnished pursuant to and subject to the terms of our engagement letter dated December 5, 2025 (the “Engagement Letter”). This opinion is directed to the Special Committee in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transaction or any other matter. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use and disclosure of this opinion in connection with the proxy statement relating to the Transaction or other filings required by securities laws in accordance with the Engagement Letter, this opinion shall not be published, disclosed or otherwise used, nor shall any public references to us be made, without our prior written approval; provided that any summary of this opinion must be in form and substance reasonably acceptable to us and our counsel.

Annex B-3

This opinion addresses solely the fairness, from a financial point of view, to the Company Stockholders of the Consideration to be paid by the Company in the Transaction pursuant to the Agreement, and it does not address any other terms or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of the Consideration or compensation to be received in, or as a result of, the Transaction by securityholders, officers, directors or employees of the Company. We have not been asked to consider, and this opinion does not address, the solvency or viability of the Company to pay its obligations when they come due. In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with, or reviewed by us. We are not rendering any legal, accounting, or other advice and understand that the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.

The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at this opinion, we did not attribute any particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying this opinion. The conclusion reached by us, therefore, is based on the application of our own experience and judgment to all analyses and factors considered by us, taken as a whole. This opinion was reviewed and approved by the Craig-Hallum Fairness Opinion Committee.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company Stockholders.

Very truly yours,

/s/ Craig-Hallum Capital Group LLC

Craig-Hallum Capital Group LLC

Annex B-4

MARCHEX, INC.

PROXY

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 1, 2026. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of Notice of Special Meeting of Stockholders and Proxy Statement of Marchex, Inc. in connection with the Special Meeting to be held on July 1, 2026, and appoints Francis Feeney, and Brian Nagle, or either of them, proxy with power of substitution, for and in the name of the undersigned, and hereby authorizes each or either of them to represent and to vote, all the shares of Class B common stock of Marchex, Inc., a Delaware corporation (“Company”), that the undersigned would be entitled to vote at our Special Meeting of Stockholders (“Special Meeting”) on July 1, 2026 and at any adjournments thereof, upon the matters set forth in the Notice of Special Meeting, hereby revoking any proxy heretofore given. The proxy holder appointed hereby is further authorized to vote in his discretion upon such other business as may properly come before the Special Meeting. This proxy will be voted as specified. If no direction is made, this proxy will be voted in favor of all proposals.

The Board (in reliance on the recommendation from the Special Committee) recommends that you vote “FOR” the Stock Purchase Proposal (Proposal One); and “FOR” the Adjournment Proposal (Proposal Two) and in the proxy holder’s best judgment as to any other matters raised at the Special Meeting.

Please mark your votes

as in this example using

dark ink only.

1.      The approval of a proposal to approve the Transaction, the Stock Purchase Agreement and the Related Agreements

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.      The approval of a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Stock Purchase Proposal

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Special Meeting, receipt of which are hereby acknowledged.

Please sign exactly as your name appears and return this proxy card immediately in the enclosed stamped self-addressed envelope.

Signature(s)	Signature
Dated:

NOTE: Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. Executors, administrators, attorneys, trustees, or guardians should state full title or capacity. Joint owners should each sign. If signer is a partnership, please sign in partnership name by authorized person.